     As filed with the Securities and Exchange Commission on July 19, 2001
                                                           Registration No. 333-


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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                              SPRINT CORPORATION

                          Kansas                  48-0457967
              (State or other Jurisdiction of  (I.R.S. Employer
              Incorporation or Organization)  Identification No.)
                          SPRINT CAPITAL CORPORATION
          (Exact names of registrants as specified in their charters)

                         Delaware                 48-1132866
              (State or other Jurisdiction of  (I.R.S. Employer
              Incorporation or Organization)  Identification No.)

                                P.O. Box 11315
                          Kansas City, Missouri 64112
                                (913) 624-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                                Thomas A. Gerke
                      Vice President, Corporate Secretary
                         and Associate General Counsel
                              Sprint Corporation
                                P.O. Box 11315
                          Kansas City, Missouri 64112
                           Telephone (913) 624-3326
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             Copies requested to:
                              Bruce N. Hawthorne
                                Mary A. Bernard
                                King & Spalding
                          1185 Avenue of the Americas
                           New York, New York 10036
                                (212) 556-2100
                               -----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   (Calculation table appears on following page)
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


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                      CALCULATION OF REGISTRATION FEE(1)

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------------------------------------------------------------------------------------------------------------
                                                    Amount to be      Proposed Maximum        Amount of
Title of Each Class of Securities to be Registered Registered(2)  Aggregate Offering Price Registration Fee
------------------------------------------------------------------------------------------------------------
  Debt Securities, Guarantees, Convertible
  Subordinated Debt Securities, Preferred
  Stock, PCS Common Stock, Series 1
  (including the associated preferred stock
  purchase rights)(3), Stock Purchase Contracts
  and Equity Units(4)............................. $4,000,000,000   $4,000,000,000(5)(6)      $1,000,000

------------------------------------------------------------------------------------------------------------

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(1)Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.
(2)Includes an indeterminate amount and number of debt securities, guarantees, convertible subordinated debt securities, stock purchase contracts and equity units and shares of preferred stock and PCS common stock as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $4,000,000,000, plus such indeterminate number of shares of PCS common stock as may be issued upon settlement of stock purchase contracts or equity units or upon conversion of convertible subordinated debt securities or convertible preferred stock issued hereunder. Includes, in the case of debt securities and/or convertible subordinated debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price not exceeding $4,000,000,000.
(3)Each share of PCS Common Stock, Series 1 also includes one-half of a preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights. Accordingly, no additional registration fee is required.
(4)Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Sprint Corporation may issue hereunder any of the securities listed, including guarantees of Sprint Capital Corporation's debt securities. Sprint Capital Corporation may only issue debt securities hereunder.
(5)No separate consideration will be received for the guarantees or upon conversion of convertible subordinated debt securities or convertible preferred stock issued hereunder. Accordingly, no additional registration fee is required.
(6)In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

                  SUBJECT TO COMPLETION, DATED JULY 19, 2001

PROSPECTUS

                                $4,000,000,000


    [LOGO] Sprint(R)
                              SPRINT CORPORATION
                                                                [LOGO] Sprint(R)
                                                                   Sprint PCS(R)

                                Debt Securities
                                  Guarantees
                   Convertible Subordinated Debt Securities
                          Convertible Preferred Stock
                          PCS Common Stock, Series 1
                           Stock Purchase Contracts
                                 Equity Units


                               -----------------

                          SPRINT CAPITAL CORPORATION

                                Debt Securities
                         unconditionally guaranteed by

                              SPRINT CORPORATION


                               -----------------

   We may offer from time to time debt securities, guarantees, convertible subordinated debt securities, convertible preferred stock, PCS common stock, series 1, stock purchase contracts and equity units, and Sprint Capital Corporation may offer from time to time debt securities unconditionally guaranteed by us. We or Sprint Capital Corporation, as the case may be, will provide the specific terms of these securities as applicable in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

   The PCS common stock is intended to track the performance of our PCS group. The PCS common stock is a class of common stock of our company and, accordingly, holders of PCS common stock are subject to all the risks of an equity investment in us and all of our businesses, assets and liabilities.

   The PCS common stock, series 1 is listed on the New York Stock Exchange under the symbol "PCS." Any PCS common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange.

                               -----------------

   Investing in our securities involves risks. See "Risk Factors" beginning on page 6.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                   The date of this prospectus is   , 2001.

                               TABLE OF CONTENTS

About This Prospectus..........................................................................  2
Where You Can Find More Information............................................................  2
Sprint Corporation.............................................................................  4
Sprint Capital Corporation.....................................................................  5
Risk Factors...................................................................................  6
Special Note Regarding Forward-Looking Statements.............................................. 16
Use of Proceeds................................................................................ 16
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends 17
Description of Debt Securities................................................................. 19
Description of Convertible Subordinated Debt Securities........................................ 27
Authorized Capital Stock....................................................................... 38
Description of Convertible Preferred Stock..................................................... 39
Description of PCS Common Stock................................................................ 40
Description of Stock Purchase Contracts and Equity Units....................................... 47
Plan of Distribution........................................................................... 48
Legal Matters.................................................................................. 50
Experts........................................................................................ 50

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities:

    .  debt securities,

    .  guarantees,

   .   convertible subordinated debt securities,

   .   convertible preferred stock,

   .   PCS common stock, series 1,

    .  stock purchase contracts, and

    .  equity units,

and Sprint Capital Corporation, or Sprint Capital, may sell:

    .  debt securities

in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we and/or Sprint Capital may sell. Each time we or Sprint Capital sell securities, we or Sprint Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption "Where You Can Find More Information." We or Sprint Capital may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

   .   Annual Report on Form 10-K/A for the year ended December 31, 2000;

   .   Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

   .   Current Report on Form 8-K filed on February 20, 2001;

   .   Current Report on Form 8-K filed on April 23, 2001;

   .   Current Report on Form 8-K filed on May 16, 2001;

   .   Current Report on Form 8-K filed on July  , 2001;

   . Amendment No.3 to Form 8-A registering the PCS common stock, series 1 under the Exchange Act, dated and filed on April 18, 2001; and

   . Amendment No.2 to Form 8-A registering the PCS group rights under the Exchange Act, dated and filed on July 26, 1999.

   You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

       Sprint Corporation
       2330 Shawnee Mission Parkway
       Westwood, Kansas 66205
       (800) 259-3755
       Attention: Investor Relations

   We and Sprint Capital have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we and Sprint Capital filed with the SEC when we and Sprint Capital registered the securities. The registration statement may contain additional information that may be important to you.

   You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. Neither we nor Sprint Capital have authorized anyone else to provide you with additional or different information. We and Sprint Capital are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

   Unless the context requires otherwise, references to "we," "us," and "our" mean Sprint Corporation and its subsidiaries, including Sprint Capital Corporation and references to Sprint Capital mean Sprint Capital Corporation, our wholly owned finance subsidiary.

                              SPRINT CORPORATION

General

   We are a global communications company and a leader in integrating long-distance, local service and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with another backbone provider. We are the nation's third-largest provider of long distance services and operate nationwide, all-digital long distance and tier one Internet protocol networks using fiber-optic and electronic technology. In addition, our local telecommunications division currently serves approximately 8.3 million access lines in 18 states. We also operate the only 100% digital personal communications service, or PCS, wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology.

   In November 1998, we allocated all of our assets and liabilities into two groups: the FON group and the PCS group. At the same time, we reclassified each share of our publicly traded common stock into tracking stocks. Each share of common stock was reclassified into one share of FON common stock and 1/2 share of PCS common stock. Our business is divided into four lines of business: the global markets division, the local telecommunications division, the product distribution and directory publishing businesses and the PCS wireless telephony products and services business. The FON group includes the global markets division, the local telecommunications division and the product distribution and directory publishing businesses, and the PCS group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local telecommunications division and the product distribution and directory publishing businesses.

   We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and our telephone number is (913) 624-3000.

Characteristics of Tracking Stock

   Our PCS common stock and FON common stock are intended to reflect the performance of the PCS and FON groups. However, they are classes of common stock of our company, not of the group they are intended to track. Accordingly, holders of PCS and FON common stock are subject to all of the risks of an equity investment in us and all of our businesses, assets and liabilities. Shares of PCS or FON common stock do not represent a direct equity or legal interest in the assets and liabilities allocated to either group, but rather represent a direct equity interest in our assets and liabilities as a whole.

   Holders of PCS and FON common stock generally vote as a single class on all matters submitted to a vote of our stockholders, including the election of directors. The vote per share of PCS common stock is different than the vote per share of FON common stock. The FON common stock has one vote per share. The vote per share of the PCS common stock is based on the market price of a share of PCS common stock relative to the market price of a share of FON common stock for a period of time before the record date for a stockholder meeting. See "Description of PCS Common Stock--Voting Rights."

   The market price of the PCS common stock may not accurately reflect the reported financial results and prospects of the PCS group or the dividend policies established by our board with respect to the PCS common stock. The market price of the FON common stock may not accurately reflect the reported financial results and prospects of the FON group or the dividend policies established by our board of directors with respect to the FON common stock. Events affecting our company generally or the results of one group could adversely affect the results of operations of the other group or the market price of the stock tracking the other group. In addition, holders of PCS and FON common stock may have conflicting interests, which could be resolved by our board to the detriment of one group or the other. See "Risk Factors--Risk Factors Relating to Tracking Stocks."

                          SPRINT CAPITAL CORPORATION

   Sprint Capital is a wholly owned subsidiary of our company. We formed Sprint Capital to engage in financing activities to provide funds for use by us and our other subsidiaries, other than the local exchange companies in our local telecommunications division. Sprint Capital raises funds through the sale of debt securities, and then uses the net proceeds to make loans to, or investments in, us or our other subsidiaries, other than the local exchange companies in our local telecommunications division. Sprint Capital does not and will not engage in any other business operations.

   Sprint Capital was incorporated in 1993 under the laws of the State of Delaware. Its principal offices are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and its telephone number is (913) 624-3000.

                                 RISK FACTORS

   An investment in the securities described in this prospectus involves risks. You should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus before deciding to invest in the securities.

Risk Factors Relating to our Company

  Any failure by the PCS group to continue the buildout of its network and meet capacity requirements of its customer growth will likely impair its financial performance and negatively impact the market price of the PCS common stock and our other securities.

   The PCS group has additional network buildout and substantial capacity additions to complete. As the PCS group continues the buildout and expansion of its PCS network, it must:

    .  obtain rights to a large number of cell sites;

    . obtain zoning variances or other approvals or permits for network construction and expansion; and

    . build and maintain additional network capacity to satisfy customer growth.

   Network buildout and expansion may not occur as scheduled or at the cost that the PCS group has estimated. The Federal Communications Commission requires certain levels of construction or "buildout" for licensees to retain their PCS licenses. Moreover, delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to increase the revenues of, or cause a deterioration in the operating margin of, the PCS group or our company as a whole.

   The PCS group expects to continue to supplement its own network buildout through affiliation arrangements with other companies. Under these arrangements, these companies offer PCS services under the Sprint PCS brand name, allow us to retain a portion of collected revenues, and complete network buildout at the affiliates' expense. The related PCS networks are in various stages of network buildout and launch. These companies may not be able to complete and operate their networks.

  Failure to satisfy our substantial capital requirements could cause us to delay or abandon our expansion plans.

   The PCS group and the FON group will continue to require substantial additional capital to continue to expand their businesses. We may not be able to arrange additional financing to fund our capital requirements on terms acceptable to us. Our ability to arrange additional financing will depend upon, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Either of the PCS group's or the FON group's fund raising efforts may adversely affect the other group's ability to raise additional capital. Failure to obtain suitable financing could, among other things, result in the delay or abandonment of the PCS group's expansion plans or the inability of the FON group to continue to expand its business and meet competitive challenges.

  We face intense competition that may reduce our market share and harm our financial performance.

   There is substantial competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including us, are striving to provide integrated solutions both within and across all geographical markets.

   We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in our revenue and net income.

   PCS group. Each of the markets in which the PCS group competes is served by other two-way wireless service providers, including cellular, enhanced specialized mobile radio and PCS operators and resellers. A majority of markets have five or more commercial mobile radio service providers. Each of the top 50 metropolitan markets has at least two other PCS competitors in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently serve a substantial subscriber base. Competition may continue to increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations. These larger wireless communications operations may be able to offer customers network features not offered by the PCS group. The actions of these larger wireless communications operations could negatively impact the PCS group's customer churn, ability to attract new customers, average revenue per user, cost to acquire customers and operating costs per customer.

   The PCS group relies on agreements with competitors to provide automatic roaming capability to PCS group customers in many of the areas of the United States not covered by the PCS group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS group's network or may be able to offer roaming rates that are lower than those offered by the PCS group. Certain of our competitors are seeking to reduce access to their networks through actions pending with the Federal Communications Commission. Moreover, the standard for the dominant air interface upon which PCS customers roam is currently being considered for elimination by the Federal Communications Commission as part of a streamlining proceeding. If the Federal Communications Commission eliminates this standard, PCS customers may have difficulty roaming in certain markets.

   Many cellular providers, some of which have an infrastructure in place and have been operating for a number of years, have been upgrading their systems and provide expanded and digital services to compete with the PCS group's services. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS group to attract these customers away from these wireless providers.

   We anticipate that market prices for two-way wireless voice services and products generally will decline in the future as a result of increased competition. We also expect to face increased competition for access to distribution channels. Consequently, we may be forced to increase advertising and promotion spending. All of this may lead to greater choices for customers, possible consumer confusion and increased industry churn.

   FON group. As the nation's third largest provider of long distance services, the FON group competes with AT&T Corp., or AT&T, and WorldCom, Inc., as well as a host of smaller competitors. A class of new entrants has emerged, such as Qwest Communications International Inc. and Level 3 Communications, Inc., that have built high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these new entrants have not captured a large market share, they and others with a strategy of using Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. In addition, increased competition has forced lower prices for long distance services. The significant increase in capacity resulting from new networks may drive prices down further.

   The Telecommunications Act of 1996 allows the Regional Bell Operating Companies to provide long distance services in their respective regions if certain conditions are met. Verizon Communications Inc. has entered the long distance market in New York and SBC Communications Inc. has entered the long distance market in Texas. Both have been successful in obtaining a significant market share in a short period of time. SBC

Communications Inc. has also recently entered the long distance market in Kansas and Oklahoma and Verizon Communications Inc. has recently entered the long distance market in Massachusetts. A significant portion of the Regional Bell Operating Companies may secure regulatory clearance to offer long distance services in their respective markets in the next 12 months. As the Regional Bell Operating Companies enter the market they should prove to be formidable long distance competitors.

   Because our local telecommunications division operates largely in rural markets, competition in the local division's markets is occurring more gradually. There is already significant competition for business and residential customers in urban areas served by the local telecommunications division of the FON group and for business customers located in most areas. Certain combinations involving competitors may increase competition. In addition, wireless services will continue to grow as an alternative to wireline services as a means of reaching customers.

  Demand for some of our communications products and services has been adversely affected by a downturn in the United States economy as well as changes in the global economy.

   Demand for some of our communications products and services has been adversely affected by a downturn in the United States economy as well as changes in the global economy. A number of the FON group's wholesale customers have struggled financially recently and some have filed for bankruptcy. As a result, we have experienced lower than expected revenues for our wholesale business in recent quarters. In addition, we have lowered our expectations for near-term growth of our web hosting and related businesses due to lower demand. As a result, we have recently reduced our financial forecast for our FON group operations for the remainder of 2001.

   Likewise, a number of our suppliers have recently experienced financial challenges. If they cannot meet their commitments, we would have to use different vendors and this could result in delays, interruptions or additional expenses associated with the upgrade and expansion of our networks and the offering of our products and services.

   If current general economic conditions continue or worsen, the revenues, cash flow and net income of the PCS group, the FON group and our company as a whole could be adversely effected.

  Our substantial leverage will reduce cash flow from operations available to fund our business and may cause a decline in our credit rating and/or limit our ability to raise additional capital.

   We have substantial indebtedness. As of March 31, 2001, we had total outstanding debt of $20.1 billion. We intend to incur additional indebtedness in the future as we implement the business plans of the PCS group and the FON group. In connection with the execution of our business strategies, we are continuously evaluating acquisition opportunities with respect to both the PCS group and the FON group, and we may elect to finance acquisitions by incurring additional indebtedness. We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our borrowing costs would likely increase and our access to capital may be adversely affected.

  Any convertible subordinated debt securities will rank behind other indebtedness.

   Any convertible subordinated debt securities will rank behind all of our existing and future senior debt (as defined in the indenture relating to the convertible subordinated debt securities), including debt outstanding under our credit facilities. As of March 31, 2001, we, excluding our subsidiaries, had $16.9 billion of senior debt outstanding (including $86 million of letters of credit and $15.5 billion of guarantees of debt of our subsidiaries). This amount does not include approximately $2.7 billion that we had available to borrow under our credit facilities, all of which would be senior debt if borrowed. In addition, the convertible subordinated debt securities will be effectively subordinated to all of the indebtedness and liabilities, including trade payables, of our subsidiaries. As of March 31, 2001, our subsidiaries had $28.2 billion of indebtedness and other liabilities, including trade payables, outstanding. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay our obligations on the convertible subordinated debt securities only after we have repaid all of our senior debt in full. It is possible that sufficient assets would not remain to make full payment on the convertible subordinated debt securities after those payments are made. In addition, the subordination provisions of the indenture provide that we cannot make cash payments on any convertible subordinated debt securities while a payment default is continuing under any of our senior debt. See "Description of Convertible Subordinated Debt Securities--Subordination."

  We are a holding company and, accordingly, will depend on the cash flow of our subsidiaries to satisfy our obligations under our indebtedness.

   We are primarily a holding company and have no material operations, sources of income or assets other than our equity interest in our subsidiaries. Any convertible subordinated debt securities will be exclusively our obligations and will not be guaranteed by any of our subsidiaries. Because substantially all of our operations are conducted by our subsidiaries, our operating cash flow and our ability to service our indebtedness, including any convertible subordinated debt securities, depends upon the cash flow of our subsidiaries and their ability to make transfers to us in the form of loans, dividends or otherwise. If we cannot obtain sufficient funds from our subsidiaries, we may not be able to meet our obligations on the convertible subordinated debt securities.

  The PCS group has a history of operating losses.

   If the PCS group does not achieve and maintain profitability on a timely basis, the PCS group may be unable to make capital expenditures necessary to implement its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. This would require us to divert cash from other uses, which may not be possible or may detract from the growth of our PCS and FON groups' businesses. These events could limit our ability to increase revenues and net income of the PCS group and our company as a whole or cause these amounts to decline.

  Significant change in the wireless industry could cause a decline in demand for the PCS group's services.

   The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation wireless technology. This causes uncertainty about future customer demand for the PCS group's services and the prices that we will be able to charge for these services. For example, the demands for wireless data services provided by the PCS group may be impacted by the proliferation of wireless local area networks using new technologies. The rapid change in technology may lead to the development of wireless telecommunications services or alternative services that consumers prefer over PCS. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the wireless industry and the PCS group and the success of PCS and other competitive services remain uncertain.

  A high rate of customer churn would likely impair the PCS group's financial performance.

   Historically, the PCS group experienced a high rate of customer churn. Current strategies to address customer churn may not continue to be successful and recent improvements in the rate of churn could reverse. A high rate of customer churn would impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, the PCS group or our company as a whole.

  Government regulation could adversely affect the PCS group's prospects and results of operations.

   The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission and, depending on the jurisdiction, state and local regulatory agencies. In addition, the Federal Communications Commission, together with the Federal Aviation Administration, regulates tower marking and lighting. Tower construction is also affected by federal statutes addressing environmental protection and historic preservation. The Federal Communications Commission, the Federal Aviation Administration or other governmental authorities having jurisdiction over the PCS group's business could adopt regulations or take other actions that would adversely affect the business prospects or results of operations of the PCS group.

   Federal Communications Commission licenses to provide PCS services are subject to renewal and revocation. The PCS group's metropolitan trading area licenses will expire in 2005 and its basic trading area licenses will expire in 2007. Metropolitan trading areas are areas defined by the Federal Communications Commission for the purpose of issuing licenses for PCS. Several basic trading areas make up each metropolitan trading area. The licenses may be renewed by the Federal Communications Commission for additional ten year terms; however, there can be no guarantee that the PCS group's licenses will be renewed. Federal Communications Commission rules require all PCS licensees to meet certain buildout requirements. The PCS group may not continue to obtain the requisite coverage in each metropolitan trading area market or obtain the requisite coverage in each basic trading area market. Failure to comply with Federal Communications Commission requirements in a given license area could result in revocation of the PCS group's PCS license for that license area or the imposition of fines on the PCS group by the Federal Communications Commission.

   Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in the PCS group not having enough local numbers to assign to new subscribers in certain markets. The Federal Communications Commission has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The Federal Communications Commission is considering additional rules in this area. The Federal Communications Commission has delegated to states the authority to assign, administer and conserve telephone numbers. Depending on the actual rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, the PCS group may:

    . be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential customers to subscribe to PCS service,

    . incur significant costs to either acquire new numbers or reassign subscribers to new numbers and/or

    .  be unable to enroll new subscribers at projected rates.

  Failure to complete development and rollout of new technology could impact our ability to compete in the industry.

   We are currently in the process of developing and rolling out various new technologies intended to help us compete in the industry. We have entered into several major contracts with vendors and undertaken other initiatives for the provision of third generation technology to be included in our PCS network. Successful implementation of this upgrade depends on the vendors meeting their obligations in a timely manner. In addition, we have invested significant amounts in the development of Sprint ION for the FON group. Sprint ION is still in its development phase. For example, although we have deployed Sprint ION using dedicated access and digital subscriber line technology, we are in the process of developing our ability to deploy Sprint ION over our fixed wireless multipoint multichannel distribution service technology. We are also working to improve voice stability on the Sprint ION digital subscriber line platform. We may not successfully complete the development and rollout of third generation technology, Sprint ION or any other new technology in a timely manner and third generation technology, Sprint ION or any other new technology may not be widely accepted by customers. In either case, we may not be able to compete effectively in the industry.

  We could be required to move our broadband fixed wireless services to a higher frequency or surrender some of the frequency we use to provide these services, which would adversely affect our ability to provide these services.

   The Federal Communications Commission and the National Telecommunications and Information Administration in the Department of Commerce are seeking to identify additional spectrum that can be used to provide advanced wireless services. Among the spectrum bands under consideration are the bands currently used by the FON group and others to provide broadband fixed wireless services. The Federal Communications Commission has initiated a proceeding to examine the issues raised by the possibility of reallocating spectrum subject to its jurisdiction or reducing the spectrum available to current licensees and is expected to issue an order later this year. If the Federal Communications Commission orders reallocation of the spectrum used by us or reduces our spectrum, it would substantially increase our cost of providing broadband fixed wireless services and could make it unprofitable to provide these services.

Risk Factors Relating to Tracking Stocks

  Risks associated with the business of the FON group may adversely affect our overall performance. Because PCS common stock represents an equity interest in our company as a whole and not the PCS group separately, the market price of the PCS common stock and any security convertible into or exercisable for the PCS common stock could be adversely affected by the business of the FON group.

   Although the PCS common stock is intended to track the performance of our PCS group, it does not represent a direct legal interest in the assets and liabilities of the PCS group, but rather represents a direct equity interest in our assets and liabilities as a whole. Therefore, holders of PCS common stock are common stockholders of our company and as such are subject to the risks related to all of our businesses, assets and liabilities. This means that events affecting the business, assets or financial condition of the FON group could also adversely affect the business, assets or financial condition of the PCS group. Consequently, these events could affect the market price of the PCS common stock and any security convertible into or exercisable for PCS common stock.

  The market price of the PCS common stock may not accurately reflect the performance of the PCS group.

   The market price for the PCS common stock may not reflect the reported financial results and prospects of the PCS group or the dividend policies established by our board of directors with respect to the PCS common stock. For example, if investors have negative expectations for the FON group or our company as a whole, the market price of the PCS common stock and any security convertible into or exercisable for PCS common stock could be adversely affected without regard to the performance of the PCS group.

  The complex nature of the tracking stocks may adversely affect the market prices of the PCS common stock and the FON common stock.

   The complex nature of the terms of the PCS common stock and the FON common stock, such as the relative voting power and dividend policies applicable to each type of common stock, and the difficulties investors may have in understanding these terms may adversely affect the market prices of the PCS common stock and the FON common stock and any security convertible into or exercisable for either of these stocks.

  Holders of PCS common stock are stockholders of our company and generally do not have specific rights related to the assets or business of the PCS group. As such, they must vote with holders of FON and Class A common stock on matters submitted to a vote of our stockholders and they may not be able to determine the outcome of the vote.

   We are the issuer of the PCS common stock, and the PCS common stock does not represent a direct interest in the PCS group. As a result, with few exceptions, holders of PCS common stock have only the rights customarily held by common stockholders of a corporation and do not have rights specifically related to the assets or business of the PCS group. For example, holders of PCS common stock vote together with holders of FON common stock and Class A common stock as a single class on most matters, including the election of directors. The FON common stock has one vote per share. The vote per share of the PCS common stock fluctuates, based on its market price relative to the market price of a share of FON common stock for a period of time before the record date for a stockholders' meeting. To the extent that the aggregate voting power of the outstanding FON common stock and

Class A common stock is greater than that of the PCS common stock, the holders of those stocks would be in a position to control the outcome of stockholder votes, including the election of directors. This would be true even if the matter to be voted upon involves a conflict in the interests of the holders of the FON common stock and the PCS common stock.

  Under the applicable corporate law, our board of directors does not owe separate duties to the holders of the PCS common stock or to the holders of the FON common stock.

   Under the applicable corporate law, our board of directors owes its fiduciary duties to all of our stockholders. Neither the PCS group nor the FON group has a separate board of directors to represent solely the interests of the holders of the PCS common stock or FON common stock. Consequently, there is no board of directors that owes separate duties to the holders of either the PCS common stock or the FON common stock. Our tracking stock policies provide that our board, in resolving material matters in which the holders of PCS common stock and FON common stock have potentially divergent interests, will act in the best interest of our company and all of our common stockholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of our common stock. These tracking policies may be changed by the board without stockholder approval.

  Conflicts of interest between holders of PCS common stock and FON common stock in transactions between the PCS group and the FON group or in our dealings with third parties could be resolved by our board to the detriment of PCS stockholders.

   Holders of PCS common stock may have interests that differ from or conflict with the interests of holders of FON common stock. For example, conflicts could arise with respect to decisions by our board of directors with respect to, among other things, the following matters:

    . conversion of the outstanding shares of PCS common stock into shares of FON common stock, which our board of directors may do any time after November 23, 2001;

    .  payment of dividends on PCS common stock or FON common stock;

    .  sale of the assets of either the PCS or FON group to a third party;

    .  transfer of assets from one group to the other group;

    . allocation of consideration in a merger among holders of PCS common stock and FON common stock;

    .  intercompany loans from one group to the other group;

    . formulation of public policy positions that could have different effects on the interests of the PCS group and the FON group; and

    .  the effects on each group of operational and financial decisions.

   Policies adopted by our board of directors with respect to our tracking stocks provide that loans from the FON group to the PCS group will be made at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that the PCS group would be able to obtain from third parties, including the public markets, as a wholly-owned subsidiary, but without the benefit of any guaranty from us or the FON group. This provision applies regardless of the interest rate at which the loaned funds are borrowed by us or the FON group. We anticipate that the interest rates payable by the PCS group will continue to be higher than those payable by us or the FON group for the foreseeable future.

   These tracking stock policies also provide guidelines for addressing material conflicts. Our board of directors has appointed a committee, consisting of outside board members, to interpret and oversee the implementation of these policies. Subject to these policies, the resolution of conflicts by our board may benefit, or appear to benefit, one group at the expense of the other group.

  Our directors generally own more FON common stock than PCS common stock, which could give rise to claims of conflict of interest.

   In general, members of our board of directors have a greater economic interest in the FON group than in the PCS group. This difference in ownership could give rise to claims of conflict of interest when our board of directors makes decisions on matters where the interests of the FON group and the PCS group diverge.

  Payments to the PCS group under the tax sharing agreement could be less than expected, and our board of directors could change the terms of the tax sharing agreement to the detriment of the PCS group.

   Federal and state income taxes incurred by us are allocated between the groups in accordance with a tax sharing agreement entered into by us when we created the FON group and the PCS group. These allocations are based principally on the taxable income and tax credits contributed by each group. Allocations to or from the PCS group are intended to reflect its actual incremental cumulative effect (positive or negative) on our consolidated federal and state taxable income and related tax liability and tax credit positions, subject to certain adjustments. Significant payments pursuant to the tax sharing agreement have been made by the FON group to the PCS group and we expect that significant payments will continue to be made by the FON group to the PCS group in the near future, in light of the operating losses that the PCS group has incurred or is expected to incur during this time. It is possible that these payments will be more or less than expected. For example, PCS group losses or FON group income could be less than anticipated, in which case the payments to the PCS group would be less than expected.

   The initial tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, our board of directors will adopt a tax sharing arrangement that will be designed to continue to allocate tax benefits and burdens fairly between the FON group and the PCS group. We expect that tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will continue to result in payments to the group that generated the benefits. In addition, we expect that any tax benefits relating to tax loss or tax credit carry forwards generated by the PCS group but not used as of the expiration of the initial tax sharing agreement will continue to result in payments to the PCS group when the tax benefits are used. Our board of directors could change the terms of the tax sharing agreement in a way that would decrease the benefit (or increase the cost) of the agreement to the PCS group.

  Our board of directors has the discretion to change the allocation of the assets and liabilities that comprise each of the PCS group and the FON group without the approval of our stockholders.

   Our board of directors, subject to the restrictions in our articles of incorporation, has the discretion to change the allocation of the assets and liabilities that comprise each of the PCS group and the FON group without the approval of our stockholders. It is possible that a change in the existing allocation of our assets and liabilities between the groups could adversely affect the PCS group or the FON group. We intend to disclose any change in this allocation in our reports filed with the SEC; however, this disclosure is not required and the timing and content of this disclosure is at our discretion. Because our stockholders would not be entitled to vote on any change in the allocations, the market prices of the PCS common stock and the FON common stock and any security convertible into or exercisable for either of these stocks may not reflect a change until the change is disclosed by us.

  Our board of directors could change its established policies relating to the holders of PCS common stock to the detriment of the PCS group.

   Our board of directors may change its tracking stock policies without the approval of our stockholders. Our board of directors may also adopt additional policies depending upon the circumstances. Our board of directors may adopt new policies and change existing policies in a manner consistent with its fiduciary duties after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common stock, including the holders of PCS common stock and the holders of FON common stock. However, new policies and changes to the existing policies could have different impacts upon holders of PCS common stock and FON common stock and could affect one common stock negatively in relation to the other common stock. See "Description of PCS Common Stock--Dividend Rights and Restrictions."

  The structure of the tracking stocks may impede an acquisition of the PCS group.

   If the PCS group were a stand-alone entity, a person that did not wish to negotiate with our management could seek to acquire the PCS group by means of a tender offer or proxy contest involving only the PCS group stockholders. However, because the PCS group is a part of our company, acquiring it without negotiation with our management would require a proxy contest or tender offer to gain control of our company as a whole and would probably require solicitations to holders of both PCS common stock and FON common stock. This may hinder potential acquirers of the PCS group assets and thereby prevent holders of PCS common stock from achieving additional return on their investment related to such acquisitions.

  Holders of PCS common stock may receive less in an acquisition of the PCS group's assets than they would if the PCS group were a separate company.

   If the PCS group were an independent company and its shares were acquired by another person, certain costs, including corporate level taxes, might not be payable in connection with the acquisition. As a result, holders of PCS common stock might receive more consideration in an acquisition of the PCS group if the PCS group were an independent company. In addition, the after-tax proceeds per share that holders of PCS common stock would receive as a result of a disposition of PCS group assets might be less than the market value per share of the PCS common stock before or after the announcement of such disposition.

  Potential sales of large amounts of PCS common stock into the market could lower the market price of the PCS common stock.

   As of June 30, 2001, we had approximately 980.6 million shares of PCS common stock outstanding (including shares of PCS common stock underlying the Class A common stock held by France Telecom and Deutsche Telekom). Of these shares, an aggregate of approximately 113.4 million were held by France Telecom and Deutsche Telekom, and an aggregate of 324.2 million were held by Liberty PCS Trust, Comcast Corporation and Cox Communications, Inc. In addition, as of June 30, 2001 Liberty PCS Trust, Comcast and Cox held shares of our preferred stock that were convertible into an aggregate of approximately 16.1 million shares of PCS common stock and warrants to purchase approximately 24.9 million shares of PCS common stock.

   Comcast, Cox and Tele-Communications, Inc., or TCI, which we refer to together with Liberty PCS Trust as the cable holders, received PCS common stock, series 2 as part of the purchase price in our acquisition of their interests in entities that are now part of the PCS group. TCI transferred its shares to Liberty PCS Trust in connection with the acquisition of TCI by AT&T in March 1999.

   These stockholders have significant registration rights. Sales of a substantial number of these shares of PCS common stock, or the perception that such sales may occur, could cause the market price of the PCS common stock and any security convertible into or exercisable for PCS common stock to decline and impede our ability to raise capital through sales of PCS common stock or securities convertible into or exercisable for PCS common stock.

   On February 20, 2001, we entered into an agreement with France Telecom and Deutsche Telekom that sets forth the parties' agreements concerning the timing and mechanics of our recent secondary offering of FON common stock, series 1 in relation to an offering by us of PCS common stock, which we refer to as the PCS offering. Under the agreement, each of France Telecom and Deutsche Telekom is required to refrain from disposing of, or requesting that we register, its shares of PCS common stock, subject to limited exceptions, until the earliest to occur of:

    . 180 days following the closing of the PCS offering, if the PCS offering is completed by December 31, 2001,

    . November 15, 2001, if we have not publicly announced our intention to commence the PCS offering by that date, and

    . January 1, 2002, if the PCS offering is not completed by December 31, 2001.

France Telecom and Deutsche Telekom have agreed not to request that we include any of their securities in the PCS offering.

   Any sale of PCS common stock by the cable holders to the public or other unaffiliated parties will result in conversion of their shares of PCS common stock, series 2 into the same number of shares of PCS common stock, series 1. Each share of PCS common stock, series 1 possesses ten times the vote of each share of PCS common stock, series 2, except in the case of a class vote. Thus, any sales of PCS common stock, series 2 to the public or other unaffiliated parties will dilute the voting power of the shares of PCS common stock, series 1 that are outstanding immediately before the sale.

   In connection with AT&T's acquisition of TCI, the U.S. Department of Justice required TCI to transfer its shares of PCS common stock to the Liberty PCS Trust for disposition within a five-year period. Other elements and requirements of the trust included the following:

    . the trustee must divest sufficient shares of PCS common stock to cause its holdings to amount to no more than 10% of the PCS common stock on a fully diluted basis on or before May 23, 2002,

    .  the trustee must divest the remaining shares on or before May 23, 2004,

    . the trustee must accomplish the divestiture only in a manner reasonably calculated to maximize the value of the PCS common stock held by the selling stockholder, and

    . there are no specified limits on the number of shares that may be sold in any given period.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding the expected financial position, business, financing plans, business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to the PCS group and the FON group as well as our company as a whole.

   Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although we and Sprint Capital believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

    .  the effects of vigorous competition in the markets in which we operate;

    . the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

    . the ability of the PCS group to continue to grow a significant market presence;

    . the effects of mergers and consolidations within the telecommunications industry;

    .  the uncertainties related to our strategic investments;

    . the impact of any unusual items resulting from ongoing evaluations of our business strategies;

    .  unexpected results of litigation filed against us;

    . the possibility of one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes, including the impact of the Telecommunications Act of 1996, or other external factors over which we have no control; and

    .  those factors listed in this prospectus under "Risk Factors."

   We and Sprint Capital believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made.

                                USE OF PROCEEDS

   Unless the applicable prospectus supplement states otherwise, we and Sprint Capital will use the net proceeds from the sale of any securities for general corporate purposes, including repaying debt, making capital investments and funding working capital requirements.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS

   The following table shows the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for our company, which includes our subsidiaries, on a consolidated basis. The following table does not show the ratio of earnings to fixed charges for Sprint Capital on a stand-alone basis because it is not meaningful.

   For purposes of calculating the ratios,

    (1)earnings include:

       .  income (loss) from continuing operations before taxes, plus

       .  equity in the net losses of less-than-50% owned entities, less

       .  capitalized interest; and

    (2)fixed charges include:

       . interest on all debt of continuing operations, including capitalized interest;

       .  amortization of debt issuance costs; and

       .  the interest component of operating rents.

   For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

   The ratio of earnings to fixed charges is calculated as follows:

                          (earnings) + (fixed charges)
                          ----------------------------
                                (fixed charges)

   The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

                         (earnings) + (fixed charges)
-------------------------------------------------------------------------------
(fixed charges) + (pretax earnings required to cover preferred stock dividends)

   Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends, as adjusted for the tax benefits related to unallocated shares
-----------------------------------------------------------------------------------------
                           1 - (our effective income tax rate)

                                                                                         Three Months
                                                                                             Ended
                                                        Year Ended December 31,            March 31,
                                                --------------------------------------- ---------------
                                                 1996    1997    1998    1999    2000    2000    2001
                                                ------- ------- ------- ------  ------  ------  ------
Ratio of earnings to fixed charges............. 5.96(1) 6.67(2) 1.79(3)  -- (4)  -- (5)  -- (6)  -- (7)
Ratio of earnings to combined fixed charges and
  preferred stock dividends.................... 5.93(1) 6.64(2) 1.78(3)  -- (4)  -- (5)  -- (6)  -- (7)

--------
(1)Earnings, as defined above, include a nonrecurring charge related to litigation of $60 million. Excluding this charge, the ratio of earnings to fixed charges would have been 6.10 for 1996 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 6.08 for 1996.
(2)Earnings, as defined above, include a nonrecurring litigation charge of $20 million and nonrecurring net gains of $71 million mainly from sales of local exchanges and certain investments. Excluding these items, the ratio of earnings to fixed charges would have been 6.54 for 1997 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 6.51 for 1997.

(3)Earnings, as defined above, include a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the PCS restructuring and nonrecurring net gains of $104 million mainly relating to sales of local exchanges. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.85 for 1998.
(4)Earnings, as defined above, were inadequate to cover fixed charges by $1.1 billion and inadequate to cover combined fixed charges and preferred stock dividends by $1.2 billion in 1999. Earnings, as defined above, include a net nonrecurring gain of $54 million from investment activities. Excluding this gain, earnings, as defined above, would have been inadequate to cover fixed charges, and inadequate to cover combined fixed charges and preferred stock dividends, by $1.2 billion.
(5)Earnings, as defined above, were inadequate to cover fixed charges by $621 million and inadequate to cover combined fixed charges and preferred stock dividends by $632 million in 2000. Earnings, as defined above, include:
    . nonrecurring charges of $238 million principally representing a write-down of goodwill, $187 million for costs associated with the terminated WorldCom merger and $122 million for the write-downs of certain equity investments;
    . net nonrecurring gains of $71 million from the sale of an independent directory publishing operation and from investment activities; and
    . a nonrecurring gain of $28 million from the sale of network infrastructure and the right to manage customers to a PCS affiliate.
      Excluding these items, earnings, as defined above, would have been inadequate to cover fixed charges by $173 million and inadequate to cover combined fixed charges and preferred stock dividends by $184 million.
(6)Earnings, as defined above, were inadequate to cover fixed charges by $72 million and inadequate to cover combined fixed charges and preferred stock dividends by $75 million in the quarter ending March 31, 2000. Earnings, as defined above, include a net nonrecurring gain of $26 million from investment activities. Excluding this gain, earnings, as defined above, would have been inadequate to cover fixed charges by $98 million and inadequate to cover combined fixed charges and preferred stock dividends by $101 million.
(7)Earnings, as defined above, were inadequate to cover fixed charges by $62 million and inadequate to cover combined fixed charges and preferred stock dividends by $65 million in the quarter ending March 31, 2001. Earnings, as defined above, include a nonrecurring gain of $14 million from investment activities. Excluding this gain, earnings, as defined above, would have been inadequate to cover fixed charges by $76 million and inadequate to cover combined fixed charges and preferred stock dividends by $79 million.

                        DESCRIPTION OF DEBT SECURITIES

   Debt securities issued by us will be issued pursuant to an indenture dated as of October 1, 1998 between us and Bank One, N.A., as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999. We refer to this indenture as so supplemented as the Sprint indenture. Debt securities issued by Sprint Capital will be issued under an indenture dated as of October 1, 1998 among us, Sprint Capital and Bank One, N.A., as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999. We refer to this indenture as so supplemented as the Sprint Capital indenture. We refer to the Sprint indenture and the Sprint Capital indenture collectively as the indentures.

   We have summarized the material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indentures. You can obtain copies of the indenture by following the directions described under the caption "Where You Can Find More Information." In this section, references to "our", "we" and similar terms mean Sprint Corporation, excluding its subsidiaries.

General

   The indentures do not limit the aggregate principal amount of debt securities that we and Sprint Capital may issue and provide that we and Sprint Capital may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability or the ability of Sprint Capital to incur other debt and do not contain financial or similar restrictive covenants, except as described below. Debt securities issued by us will be our senior unsecured obligations, and debt securities issued by Sprint Capital will be its senior unsecured obligations and will be fully and unconditionally guaranteed by us.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    .  the title of the debt securities;

    .  any limit on the total principal amount of the debt securities;

    .  the maturity date or dates of the debt securities;

    . the rate or rates of interest, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining the rate or rates, if any;

    .  the date or dates from which interest, if any, will accrue;

    . the dates on which interest will be payable and the related record dates;

    . whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of these payments;

    . the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;

    . any redemption dates, prices, rights, obligations and restrictions on the debt securities;

    . any mandatory or optional sinking fund, purchase fund or similar provisions;

    . the denominations in which the debt securities will be issuable if other than denominations of $ 1,000 and integral multiples of $ 1,000;

    . the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the principal amount;

    . the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;

    . whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

    . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture; and

    . any other material terms of the debt securities not specified in this prospectus (Section 301).

   We and Sprint Capital may issue debt securities at a substantial discount below their stated principal amount. We refer to these securities as original issue discount securities, which means any security that initially provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We or Sprint Capital, as applicable, will describe the federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

   Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (Sections 301 and 302). Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we or Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange (Section 305).

   Unless the applicable prospectus supplement states otherwise, the covenants contained in the indentures, the debt securities and guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Payment; Transfer

   Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable trustee. However, interest may be paid at our or Sprint Capital's option by check mailed to the address of the holder entitled to the interest as it appears on the applicable security register. We and Sprint Capital will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to us or, in the absence of certification, we or Sprint Capital, as the case may be, may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Guarantees

   We will unconditionally guarantee the due and punctual payment of the principal and any premium and interest on the debt securities issued by Sprint Capital when and as it becomes due and payable, whether at maturity or otherwise (Sprint Capital indenture, Section 311). The guarantees will rank equally with all our other unsecured and unsubordinated indebtedness. The guarantees provide that in the event of a default in payment of principal or any premium or interest on a debt security, the holder of the debt security may institute legal proceedings directly against us to enforce the guarantees without first proceeding against Sprint Capital. The Sprint Capital indenture provides that we may under certain circumstances assume all rights and obligations of Sprint Capital under the Sprint Capital indenture with respect to a series of debt securities issued by Sprint Capital.

Restrictive Covenants

   Sprint. Under the indentures, we may not, and may not permit our Restricted Subsidiaries to, create, incur or allow to exist any Lien upon any property or assets now owned or acquired at a later time unless:

    .  the Lien is a Permitted Lien; or

    . the outstanding debt securities and, in the case of debt securities issued by Sprint Capital, the outstanding guarantees are equally and ratably secured by the Lien; or

    . the aggregate principal amount of indebtedness secured by the Lien and any other Lien, other than Permitted Liens, plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of our Consolidated Net Tangible Assets (Sprint indenture, Section 1008, Sprint Capital indenture, Section 1012).

   Sprint Capital. Sprint Capital may not create, issue, assume or guarantee any unsecured funded debt ranking prior to the debt securities issued by Sprint Capital (Sprint Capital indenture, Section 1009).

   Unless the applicable prospectus supplement states otherwise, Sprint Capital may not create, assume or suffer to exist any Lien upon any of its property or assets, now owned or acquired at a later time, without equally and ratably securing any outstanding debt securities issued by Sprint Capital with any and all other obligations and indebtedness secured by the Lien, subject to certain exceptions (Sprint Capital indenture, Section 1008).

   Definitions. Under the indentures:

   "Attributable Debt" of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under the lease during the remaining term of the lease, excluding any subsequent renewal or other extension options held by the lessee, discounted from the respective due dates of the amounts to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under any lease during the remaining term will be the amount of rent payable by the lessee with respect to this period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

   "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

   "Consolidated Net Tangible Assets" means our and our subsidiaries' consolidated total assets as reflected in our most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

    . current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

    . goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.


   "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

   "Permitted Liens" means:

      (1) Liens existing on October 1, 1998;

      (2) Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

      (3) Liens securing indebtedness owing by a Restricted Subsidiary to us or any of our wholly owned subsidiaries;

      (4) Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

           .  the entity becomes a Restricted Subsidiary,

           . the entity is merged into or consolidated with us or a Restricted Subsidiary, or

           . we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity,

   as long as the Liens do not extend to any other property of ours or property of any other Restricted Subsidiary;

      (5) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

      (6) Liens on our property or the property of any of our Restricted Subsidiaries securing

           . nondelinquent performance of bids or contracts, other than for borrowed money, obtaining of advances or credit or the securing of debt,

           .  contingent obligations on surety and appeal bonds, and

           .  other nondelinquent obligations of a similar nature,

   in each case, incurred in the ordinary course of business;

      (7) Liens securing Capital Lease Obligations, provided that

           . the Liens attach to the property within 270 days after the acquisition thereof, and

           .  the Liens attach solely to the property so acquired;

      (8) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us or a Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended by us or the Restricted Subsidiary to provide collateral to the depository institution;

      (9) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

      (10) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

      (11) Liens arising solely by operation of law, such as mechanics', materialmen's, warehouseman's and carriers' Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

      (12) Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our Restricted Subsidiaries;

      (13) any Lien created by or resulting from litigation or other proceeding against us or any Restricted Subsidiary, or upon property of ours or of a Restricted Subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of the judgment or award is being contested and execution on the judgment or award is stayed or the Lien relates to a final unappealable judgment which is satisfied within 30 days of the judgment or any Lien incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as the judgment or award does not constitute an Event of Default under clause (5) of "Events of Default" below;

      (14) Liens on our real property or the real property of a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of the real property, as long as all of the liens referred to in this clause (14) in the aggregate do not at any time materially detract from the value of the real property or materially impair its use in the operation of our business or the business of our subsidiaries;

      (15) Liens on our property or the property of a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

      (16) any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (15) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) and (15) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

   "Receivables Subsidiary" means a special purpose wholly owned subsidiary created in connection with any transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

   "Restricted Subsidiary" means any subsidiary of ours, other than a Receivables Subsidiary or Sprint Capital, if:

      . the subsidiary has substantially all of its property in the United States, other than its territories and possessions; and

      . at the end of our most recent fiscal quarter preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, the subsidiary held by us and our other subsidiaries, less any securities of, loans and advances to, and other investments in us and our other subsidiaries held by the subsidiary or any of its subsidiaries, exceeded 15% of our Consolidated Net Tangible Assets.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by us or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by us or the Restricted Subsidiary.

Events of Default

   Definition. The indentures define an Event of Default with respect to debt securities of any series as any one of the following events:

      (1) failure to pay principal of or any premium on any debt security of that series at maturity;

      (2) failure to pay any interest on any debt security of that series when due, continued for 30 days;

      (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

      (4) failure to perform any other covenant or warranty in the applicable indenture, other than a covenant included solely for the benefit of series of debt securities other than that series, continued for 60 days after written notice as provided in that indenture;

      (5) default resulting in acceleration of more than $50 million in aggregate principal amount of any indebtedness for money borrowed by us or Sprint Capital or any other subsidiary of ours under the terms of the instrument under which that indebtedness is issued or secured, if that indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the indentures;

      (6) certain events of bankruptcy, insolvency or reorganization; and

      (7) any other Event of Default provided with respect to debt securities of that series (Section 501).

   Remedies. If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice as provided in the applicable indenture. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clause (6) with respect to any debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, Sprint Capital, any holder or the applicable trustee. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, in accordance with the applicable indenture, rescind and annul the acceleration (Section 502).

   Obligations of Trustee. Each indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee (Sections 601 and 603). Subject to the provisions for indemnification of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (Section 512).

   Under the indentures we and Sprint Capital must furnish to the applicable trustee annually a statement regarding the performance of our respective obligations under the applicable indentures and as to any default in performance (Section 1004).

Modification and Waiver

   Modifications and Amendments. We and the applicable trustee may modify and amend the Sprint indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment.

   We, Sprint Capital and the applicable trustee may modify and amend the Sprint Capital indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment.

   Unless the applicable prospectus supplement states otherwise, however, neither we nor Sprint Capital may, without the consent of the holder of each outstanding debt security affected:

    . change the date specified in the debt security for the payment of the principal of, or any installment of principal of or interest on, the debt security,

    . reduce the principal amount of, or any premium or interest on, any debt security,

    . reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that debt security,

    . change the place or currency of payment of principal of, or any premium or interest on, any debt security,

    . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or

    . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the applicable indenture or for waiver of certain defaults (Section
       902).

   In addition, unless the applicable prospectus supplement states otherwise, we, Sprint Capital and the trustee may not, without the consent of the holder of each outstanding debt security affected, modify or amend the terms and conditions of, or our obligations under, the guarantees in any manner adverse to the holders of any debt security.

   Waivers. The holders of a majority in principal amount of the outstanding debt securities of any series issued under the indentures may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us or Sprint Capital, as the case may be, with certain restrictive provisions of the indenture (Sprint indenture, Section 1009, Sprint Capital indenture, Sections 1010 and 1013). The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a covenant or provision which under the indentures cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (Section 513).

Consolidation, Merger and Conveyances

   Neither we nor, in the case of the Sprint Capital indenture, Sprint Capital may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets in any one transaction or series of transactions, and neither we nor, in the case of the Sprint Capital indenture, Sprint Capital may permit any person to consolidate with or merge into us or Sprint Capital or convey, transfer or lease all or substantially all of its properties and assets in any one transaction or series of transactions to us or Sprint Capital, unless:

    . the successor person is organized under the laws of any United States jurisdiction and assumes our obligations or the obligations of Sprint Capital, as applicable, under the debt securities, the guarantees and the applicable indenture,

    . after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

    .  certain other conditions specified in the indentures are met.

   Thereafter, if we or Sprint Capital are not the successor person, all of our obligations and the obligations of Sprint Capital terminate (Sections 801 and 802).

Defeasance

   Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the debt securities.

   The indentures provide that we and Sprint Capital, in the case of debt securities issued under the Sprint Capital indenture, may elect either:

    . to defease and be discharged from any and all obligations with respect to the debt securities and the guarantees of those debt securities, with certain limited exceptions described below, which we refer to as full defeasance, or

    . to be released from our respective obligations with respect to the debt securities under the restrictive covenants in the indentures and the related Events of Default as well as the cross-default to other indebtedness Event of Default, which we refer to as covenant defeasance.

   In order to accomplish full defeasance or covenant defeasance, we or Sprint Capital must deposit with the applicable trustee, or other qualifying trustee, in trust, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the scheduled due dates for the payments. Such a trust may be established only if, among other things, we or Sprint Capital deliver to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after October 1, 1998. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding debt securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on debt securities when due as set forth in Section 1304 of the indentures, and obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee (Article Thirteen).

   The applicable prospectus supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Regarding the Trustee

   We have a normal business banking relationship with the trustee, including the maintenance of accounts and the borrowing of funds. The trustee may own debt securities.

Governing Law

   New York law, without regard to principles of conflicts of law, will govern the indentures, the debt securities and the guarantees.

Global Securities

   Unless otherwise provided in the applicable prospectus supplement, each series of the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Interests in the global securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for such global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

Book-Entry System

   Initially, the debt securities will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the debt securities will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants. For further discussion of the provisions we expect will apply to depositary arrangements, see "Description of Convertible Subordinated Debt Securities--Book-Entry Securities."

            DESCRIPTION OF CONVERTIBLE SUBORDINATED DEBT SECURITIES

   The convertible subordinated debt securities will be issued under an indenture between us and a trustee. The name of the trustee will be set forth in the applicable prospectus supplement. We have summarized the material provisions of the indenture below. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption "Where You Can Find More Information." In this section, references to "our", "we" and similar terms mean Sprint Corporation, excluding its subsidiaries.

General

   The indenture does not limit the aggregate principal amount of convertible subordinated debt securities that we may issue and provides that we may issue convertible subordinated debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional convertible subordinated debt securities of a particular series without the consent of the holders of the convertible subordinated debt securities of that series outstanding at the time of the issuance. Any additional convertible subordinated debt securities, together with all other outstanding convertible subordinated debt securities of that series, will constitute a single series of convertible subordinated debt securities under the indenture. The indenture also does not limit our ability to incur other debt and does not contain financial or similar restrictive covenants. The convertible subordinated debt securities will be subordinated in right of payment to all of our Senior Debt as described below.

   A prospectus supplement relating to a series of convertible subordinated debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    .  the title of the convertible subordinated debt securities;

    . any limit on the total principal amount of the convertible subordinated debt securities;

    . the maturity date or dates of the convertible subordinated debt securities;

    . the rate or rates of interest, which may be fixed or variable, per annum at which the convertible subordinated debt securities will bear interest, or the method of determining the rate or rates, if any;

    .  the date or dates from which interest, if any, will accrue;

    . the dates on which interest will be payable and the related record dates;

    . whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of these payments;

    . the place or places where the principal of, premium, if any, and interest on the convertible subordinated debt securities will be payable if other than the location specified in this prospectus;

    . any redemption dates, prices, rights, obligations and restrictions on the convertible subordinated debt securities;

    . any mandatory or optional sinking fund, purchase fund or similar provisions;

    . the denominations in which the convertible subordinated debt securities will be issuable if other than denominations of $1,000 and integral multiples of $1,000;

    . the portion of the principal amount of the convertible subordinated debt securities payable upon the acceleration of the maturity of the convertible subordinated debt securities if other than the principal amount;

    . the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;

    . whether we will issue the convertible subordinated debt securities in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

    . whether subordination provisions different from those summarized below will apply to the convertible subordinated debt securities;

    . any special tax implications of the convertible subordinated debt securities;

    . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture; and

    . any other material terms of the convertible subordinated debt securities not specified in this prospectus (Section 301).

   We may issue convertible subordinated debt securities at a substantial discount below their stated principal amount. We refer to these securities as original issue discount securities, which means any security that initially provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We will describe the federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

   Unless the applicable prospectus supplement states otherwise, the convertible subordinated debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Holders of convertible subordinated debt securities will not pay any service charge for any registration of transfer or exchange of the convertible subordinated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

Payment; Transfer

   Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the convertible subordinated debt securities will be payable, and the convertible subordinated debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled to the interest as it appears on the security register. We will have the right to require a holder of any convertible subordinated debt security, in connection with any payment on the convertible subordinated debt security, to certify information to us or, in the absence of certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Conversion Rights

   General. Unless the applicable prospectus supplement states otherwise, the holder of any convertible subordinated debt security of any series will have the right, at the holder's option, to convert any portion of the principal amount of the security that is an integral multiple of $1,000 into shares of common stock, as defined, at any time following the last original issue date of the convertible subordinated debt securities of that series and before the close of business on the maturity date at the conversion rate per $1,000 principal amount of the convertible subordinated debt security set forth in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, the conversion rate will be subject to adjustment as described below. The right to convert a convertible subordinated debt security called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for that convertible subordinated debt security (Sections 203 and 1501).

   Definition of Common Stock. Under the indenture, the term "common stock" initially refers to our PCS common stock, series 1. However, if we convert all outstanding shares of PCS common stock into FON common stock as described under the caption "Description of PCS Common Stock--Conversion of PCS Common Stock at our Option" or "--Mandatory Dividend, Redemption or Conversion of PCS Common Stock," each convertible subordinated debt security then outstanding will thereafter be convertible into the number of shares of FON common stock that would have been issuable in respect of that security if it had been converted into PCS common stock immediately before the conversion of PCS common stock into FON common stock. See "--Adjustments to Conversion Rate" below. In this circumstance, the term "common stock" as used in the indenture will thereafter refer to FON common stock.

   If we redeem all outstanding shares of PCS common stock in exchange for common stock of one or more of our subsidiaries as described under the caption "Description of PCS Common Stock--Redemption of PCS Common Stock in Exchange for Stock of a Subsidiary," each convertible subordinated debt security then outstanding will thereafter be convertible into the number of shares of common stock of the subsidiary or subsidiaries that would have been issuable in respect of that security if it had been converted into PCS common stock immediately before the redemption. See "--Adjustments to Conversion Rate" below. In this circumstance, the term "common stock" as used in the indenture will thereafter refer to the common stock of our subsidiary or subsidiaries.

   Exercise of Conversion Rights. Unless the applicable prospectus supplement states otherwise, the holder of any convertible subordinated debt security will be able to exercise its right of conversion by delivering the convertible subordinated debt security at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion. You will be able to obtain a copy of the form of conversion notice from the trustee. The conversion date will be the date on which the convertible subordinated debt security and the duly signed and completed notice of conversion and all other required items are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the conversion agent a certificate for the number of full shares of common stock issuable upon conversion. Shares of common stock issued upon conversion of the convertible subordinated debt securities will be fully paid and nonassessable.

   Unless the applicable prospectus supplement states otherwise, any holder that surrenders a convertible subordinated debt security for conversion on a date that is not an interest payment date will not be entitled to any interest for the period from the preceding interest payment date to the date of conversion, except as described in this paragraph. The holder of any convertible subordinated debt security on a regular record date, including a convertible subordinated debt security that is subsequently converted after the regular record date, will receive the interest payable on the interest payment date. However, any holder surrendering a convertible subordinated debt security for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest payable on that interest payment date on the principal amount of the convertible subordinated debt security surrendered for conversion. Notwithstanding this requirement, a holder need not make that payment if it is converting a convertible subordinated debt security that we have called for redemption or are required to repurchase, if the right to convert the subordinated debt security would terminate between the regular record date and the close of business on the next interest payment date because of the redemption or repurchase.We will pay interest in respect of any convertible subordinated debt security surrendered for conversion on or after an interest payment date and before the next regular record date to the holder of that convertible subordinated debt security as of the next preceding regular record date, notwithstanding the exercise of the conversion right.

   We will not make any other payment or adjustment for interest, or for any dividends in respect of common stock, upon conversion. Holders of common stock issued upon conversion of convertible subordinated debt securities will not receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date relating to such convertible subordinated debt securities. We will not issue any fractional shares upon conversion and instead will pay fractional shares in cash or, at our option, we will round up the shares issued to the next whole number of shares.

   A holder delivering a convertible subordinated debt security for conversion need not pay any transfer or similar taxes or duties in respect of the issue or delivery of common stock on conversion but must pay any tax or duty payable in respect of any transfer involved in the issue of the common stock. We will not deliver certificates representing shares of common stock unless the person requesting delivery has paid to us the amount of any tax or duty that is payable or has established to our satisfaction that the tax or duty has been paid (Sections 1502 and 1508).

   Adjustments to Conversion Rate. Unless the applicable prospectus supplement states otherwise, we will adjust the conversion rate in certain events, including:

      (1) dividends and other distributions payable in common stock on shares of our capital stock;

      (2) the issuance to all holders of common stock of rights, options or warrants to subscribe for or purchase common stock at less than the then current market price (determined as provided in the indenture) as of the record date for stockholders entitled to receive those rights, options or warrants;

      (3) subdivisions, combinations and reclassifications of our common stock;

      (4) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (1) and (2) above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies);

      (5) cash distributions (excluding any cash portion of distributions referred to in clause (4) above or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of common stock in an aggregate amount that, together with:

       . other cash distributions made within the preceding 12 months to all holders of common stock in respect of which no adjustment has been made, and

       . any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the market capitalization of the common stock on the record date for that distribution; and

      (6) the successful completion of a tender offer by us or any of our subsidiaries for common stock that involves an aggregate consideration that, together with:

       . any cash and other consideration payable in a tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of the tender offer in respect of which no adjustment has been made, and

       .  the aggregate amount of any cash distributions referred to in clause
          (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer in respect of which no adjustments have been made,

   exceeds 10% of the market capitalization of the common stock on the expiration of that tender offer.

   In addition, we reserve the right to make increases in the conversion rate that we consider advisable so that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients.

   We will not adjust the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate (Section 1504). We will also not duplicate any adjustment when an event falls into more than one of the categories described above. We will compute any adjustments to the conversion rate and will give notice to the holders of the convertible subordinated debt securities of any adjustments (Section 1505).

   In case of:

      (1) our consolidation or merger with or into another person, or

      (2) any merger of another person into us, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the common stock, or

      (3) any sale or transfer of all or substantially all of our assets,

each convertible subordinated debt security then outstanding will become convertible only into the securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which that convertible subordinated debt security could be converted immediately before the event, assuming:

    . the holder of common stock failed to exercise any rights of election with respect to the consolidation, merger, sale or transfer, and

    . that the convertible subordinated debt security was then convertible (Section 1511).

   Unless the applicable prospectus supplement states otherwise, from time to time we may increase the conversion rate relating to any series of convertible subordinated debt securities by any amount for any period of at least 20 days if our board of directors determinates that the increase would be in our best interests. This determination will be conclusive. We will give holders at least 15 days' notice of any increase of this kind.

   If at any time we make a distribution of property to our stockholders that would be taxable to those stockholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which convertible subordinated debt securities of any series are convertible is increased, that increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of convertible subordinated debt securities.

   Termination of Conversion Rights. Under our articles of incorporation, if we dispose of all or most of the PCS group's assets and elect to redeem all or most of the outstanding shares of PCS common stock, series 1 as described under the caption "Description of PCS Common Stock--Mandatory Dividend, Redemption or Conversion of PCS Common Stock," we will mail notice of the redemption to all holders of convertible subordinated debt securities at least 30 days prior to the redemption date, which we refer to as the PCS stock redemption date. The right to convert convertible subordinated debt securities into shares of common stock will terminate at the close of business on the day immediately preceding the PCS stock redemption date. After the PCS stock redemption date, outstanding convertible subordinated securities will no longer be convertible into any securities of our company.

Subordination

   The convertible subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Debt. The convertible subordinated debt securities will also be effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2001, we had $16.9 billion of Senior Debt outstanding (including $86 million of letters of credit and $15.5 billion of guarantees of debt of our subsidiaries), and our subsidiaries had an aggregate of $28.2 billion of indebtedness and other liabilities outstanding.

   Under the indenture, Senior Debt means:

      (1) our indebtedness for money borrowed or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments,

      (2) all our obligations evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including the acquisition of securities,

      (3) our obligations as lessee under leases capitalized on the balance sheet of the lessee under generally accepted accounting principles,

      (4) our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect us against fluctuations in interest or currency exchange rates or commodity prices,

      (5) all our reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for our account,

      (6) indebtedness of others of the kinds described in the preceding clauses (1), (2), (3), (4) and (5) that we have assumed, guaranteed or otherwise assured the payment of, directly or indirectly, and/or

      (7) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and our other obligations in connection with, the indebtedness described in the preceding clauses (1) through (6) whether or not there is notice to or consent of the holders of convertible subordinated debt securities; except:

       . indebtedness and advances among us and our direct and indirect subsidiaries; and

       . any particular indebtedness that expressly provides that it is not Senior Debt (Sections 101).

   As a result of these subordination provisions, no payment on account of the principal of, premium, if any, or interest on the convertible subordinated debt securities may be made if:

    . a payment default with respect to any Senior Debt exists and any applicable grace period has expired or,

    . any other event of default has occurred with respect to any Senior Debt that permits the holders to accelerate the maturity of the Senior Debt and is continuing after written notice to us and the trustee, which we refer to as a payment blockage notice (Section 1603).

   If payments on the convertible subordinated debt securities have been blocked by a payment default on Senior Debt, payments on the convertible subordinated debt securities may resume when the payment default has been cured or waived. If payments on the convertible subordinated debt securities have been blocked by a nonpayment default, payments on the convertible subordinated debt securities may resume on the earlier of:

    .  the date the nonpayment default is cured or waived, or

    .  179 days after the payment blockage notice is received.

   No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once any holder of Senior Debt has blocked payment on the convertible subordinated debt securities by giving a payment blockage notice, no new period of payment blockage can be commenced by any holder of Senior Debt until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice.

   Upon the acceleration of the principal due on the convertible subordinated debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Debt must be paid in full in cash before the holders of the convertible subordinated debt securities may receive any payment. As a result of these subordination provisions, in the event of our insolvency, our creditors who hold Senior Debt may recover more, ratably, than the holders of the convertible subordinated debt securities, and the subordination may reduce or limit payments to the holders of the convertible subordinated debt securities (Section 1602).

Events of Default

   Definition. The indenture defines an Event of Default with respect to convertible subordinated debt securities of any series as any one of the following events:

      (1) failure to pay any interest on any convertible subordinated debt security of that series when due and payable, continued for 30 days;

      (2) failure to pay principal of or any premium on any convertible subordinated debt security of that series when due;

      (3) failure to deposit any sinking fund payment, when due, in respect of any convertible subordinated debt security of that series;

      (4) failure to perform any other covenant or warranty in the indenture (other than a covenant included in the indenture solely for the benefit of a series of convertible subordinated debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

      (5) any indebtedness for money borrowed by us in an aggregate principal amount in excess of $50 million is not paid at final maturity or the maturity of which is accelerated and the default in payment or acceleration is not cured or rescinded within 10 days after written notice;

      (6) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any decree or order unstayed and in effect for a period of 60 consecutive days;

      (7) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any bankruptcy law; and

      (8) any other Event of Default provided with respect to convertible subordinated debt securities of that series (Section 501).

   Remedies. If an Event of Default with respect to convertible subordinated debt securities of any series occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible subordinated debt securities of that series may declare by notice in writing to us the principal amount (or, if the convertible subordinated debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all the convertible subordinated debt securities of that series to be due and payable immediately. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clauses (6) or (7) with respect to convertible subordinated debt securities of any series occurs and is continuing, then all of the convertible subordinated debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding convertible subordinated debt securities of that series may, under certain circumstances, rescind and annul the acceleration (Section 502).

   In the event of a payment or covenant default with respect to convertible subordinated debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of that covenant or any other proper remedy (Section 503). Under certain circumstances, the trustee may withhold notice to the holders of the convertible subordinated debt securities of a default if the trustee in good faith determines that withholding notice is in the best interest of the holders (Section 602).

   Obligations of Trustee. The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable security or indemnity (Section 603). Subject to the provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding convertible subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the convertible subordinated debt securities of that series. However, the trustee may decline to act if the holders' direction violates any law or the indenture, would unduly prejudice the right of other holders or subject the trustee to personal liability (Section 512).

   No holder of any convertible subordinated debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

    . the holder has given the trustee written notice of a continuing Event of Default with respect to the convertible subordinated debt securities of that series;

    . the holders of not less than 25% in aggregate principal amount of the outstanding convertible subordinated debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee;

    . the trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding convertible subordinated debt securities of that series; and

    . the trustee has failed to institute the requested proceeding within 60 days (Section 507).

   However, the holder of any convertible subordinated debt security will have an absolute right to receive payment of the principal of, premium, if any, and interest on that convertible subordinated debt security on the due dates expressed in that convertible subordinated debt security and to institute suit for the enforcement of any payment (Section 508).

   Under the indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the indenture and as to any default in performance (Section 1005).

Defeasance and Covenant Defeasance

   Unless the applicable prospectus supplement states otherwise, the indenture provides that we may choose to deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of convertible subordinated debt securities. If we make this deposit, then, at our option, we:

      (1) will be deemed to have satisfied and paid all of our obligations in respect of the convertible subordinated debt securities of a particular series, which is referred to as full defeasance; or

      (2) will not need to comply with certain restrictive covenants contained in the indenture, and the occurrence of a covenant default with respect to those restrictive covenants, as well as the cross-default to other indebtedness, will no longer be Events of Default with respect to that series of convertible subordinated debt securities, which is referred to as covenant defeasance.

We will, however, be required, among other things, to continue to effect conversions of convertible subordinated debt securities.

   A trust of this kind may only be established if, among other things,

    .  no Event of Default exists or occurs as a result of the deposit; and

    . we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit.

   If we exercise either defeasance option with respect to any series of convertible subordinated debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on these convertible subordinated debt securities at the time of the acceleration. If we have elected covenant defeasance, we will remain liable with respect to these payments. However, if we have elected full defeasance, we will not remain liable with respect to these payments (Article 13).

Modification and Waiver

   Modifications and Amendments. We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible subordinated debt securities of each series affected by the modification or amendment. Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each outstanding convertible subordinated debt security affected:

    . change the maturity date of the principal of, or interest on, any convertible subordinated debt security,

    . reduce the principal amount of, or any premium or rate of interest on, any convertible subordinated debt security,

    . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof,

    . change the place or currency of payment of principal of, premium, if any, or interest on, any debt security,

    . impair the right to institute suit for the enforcement of any payment on or with respect to any convertible subordinated debt security,

    . modify the conversion privilege or the subordination provisions with respect to any convertible subordinated debt security in a manner adverse to the holder thereof, or

    . reduce the percentage in principal amount of outstanding convertible subordinated debt securities of any series required to modify or amend the indenture or to waive compliance with certain provisions of, or defaults under, the indenture (Section 902).

   Notwithstanding the foregoing, without the consent of any holder of convertible subordinated debt securities, we and the trustee may modify and amend the indenture:

    . to evidence the succession of another person to us and the assumption by the successor of our obligations under the indenture;

    . to make any change that would provide any additional rights or benefits to the holders of the convertible subordinated debt securities of any series or that does not adversely affect the legal rights of any holder under the indenture;

    .  to add any additional Events of Default;

    . to permit the issuance of convertible subordinated debt securities in bearer form;

    . to change the provisions of the indenture in respect of any series of convertible subordinated debt securities not yet issued;

    .  to secure the convertible subordinated debt securities of any series;

    . to make provisions with respect to the conversion rights of holders of convertible subordinated debt securities of any series in the event of a consolidation, merger or sale of assets as required by the indenture;

    . to establish the form or terms of the convertible subordinated debt securities of any series as permitted by the indenture;

    . to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee; or

    . to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of outstanding convertible subordinated debt securities of any series are not adversely affected in any material respect (Section 901).

   Waivers. The holders of at least a majority in aggregate principal amount of the outstanding convertible subordinated debt securities of each series may, on behalf of all holders of convertible subordinated debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture (Section 1006).

   The holders of at least a majority in aggregate principal amount of the outstanding convertible subordinated debt securities of any series may, on behalf of all holders of convertible subordinated debt securities of that series, waive any past default under the indenture, except:

    . a default in the payment of principal of, premium, if any, or interest on, any convertible subordinated debt security of that series; or

    . a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each convertible subordinated debt security of the series affected (Section 513).

Consolidation, Merger and Conveyances

   We may consolidate with or merge into any corporation, or transfer our assets substantially as an entirety to any person, organized under the laws of the U.S., any state in the U.S. or the District of Columbia, provided that:

    . the successor person assumes our obligations on the convertible subordinated debt securities and under the indenture;

    . after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, will have occurred and be continuing; and

    .  certain other conditions under the indenture are met (Section 801).

Trustee

   The trustee may resign or be removed with respect to one or more series of convertible subordinated debt securities and a successor trustee may be appointed to act with respect to that series (Section 610). In the event that two or more persons are acting as trustee with respect to different series of convertible subordinated debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and any action described herein to be taken by the "trustee" may then be taken by each trustee with respect to, and only with respect to, the one or more series of convertible subordinated debt securities for which it is trustee (Section 611).

Book-Entry Securities

   The convertible subordinated debt securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement (Section 301). In this case, one or more book-entry securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of convertible subordinated debt securities of the series to be represented by the book-entry security or securities. Unless and until it is exchanged in whole or in part for convertible subordinated debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the depositary for that book-entry security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor (Section 305).

   The specific terms of the depositary arrangement with respect to any portion of a series of convertible subordinated debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a book-entry security, the depositary for that book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the convertible subordinated debt securities represented by that book-entry security to the accounts of persons that have accounts with that depositary, or participants. Those accounts will be designated by the underwriters or agents with respect to the convertible subordinated debt securities or by us if the convertible subordinated debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with participants either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

   Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants in that book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws, as well as the limits on participation in the depositary's book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

   So long as the depositary or its nominee is the registered owner of a book-entry security, the depositary or its nominee will be considered the sole owner or holder of the convertible subordinated debt securities represented by that book-entry security for all purposes under the indenture. Except as provided below, owners of beneficial interests in convertible subordinated debt securities represented by book-entry securities will not be entitled to have convertible subordinated debt securities of the series represented by that book-entry security registered in their names, will not receive or be entitled to receive physical delivery of the convertible subordinated debt securities in definitive form, and will not be considered the owners or holders of the convertible subordinated debt security under the indenture.

   Payments of principal of, premium, if any, and interest on convertible subordinated debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing those convertible subordinated debt securities. We expect that the depositary for a series of convertible subordinated debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for those convertible subordinated debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the book-entry security held through those persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name", and will be the responsibility of the participants and indirect participants. None of us, the trustee, any authenticating agent, any paying agent, or the security registrar for the convertible subordinated debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for those convertible subordinated debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests (Section 311).

   If the depositary for convertible subordinated debt securities of a series notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we have agreed to appoint a successor depositary. If a successor is not appointed by us within 90 days, we will issue convertible subordinated debt securities of that series in definitive registered form in exchange for the book-entry security representing that series of convertible subordinated debt securities. In addition, we may at any time and in our sole discretion determine that the convertible subordinated debt securities of any series issued in the form of one or more book-entry securities will no longer be represented by that book-entry security or securities and, in that event, we will issue convertible subordinated debt securities of that series in definitive registered form in exchange for the book-entry security or securities. Further, if we so specify with respect to the convertible subordinated debt securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default, with respect to the convertible subordinated debt securities of that series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing convertible subordinated debt securities of that series may receive convertible subordinated debt securities of that series in definitive registered form. In that case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of convertible subordinated debt securities of the series represented by that book-entry security equal in principal amount to that beneficial interest and to have those convertible subordinated debt securities registered in its name (Section 305).

                           AUTHORIZED CAPITAL STOCK

   Pursuant to our articles of incorporation, we have 9,020,000,000 shares of authorized capital stock, which are divided into three classes of common stock and one class of preferred stock. The common stock consists of the FON common stock, the PCS common stock and the Class A common stock. Each class of common stock is divided into two or more series, as follows:

   Our FON common stock includes the following authorized shares:

    . 2,500,000,000 shares of FON common stock, series 1, par value $2.00 per share,

    . 500,000,000 shares of FON common stock, series 2, par value $2.00 per share, and

    . 1,200,000,000 shares of FON common stock, series 3, par value $2.00 per share.

   Our PCS common stock includes the following authorized shares:

    . 3,000,000,000 shares of PCS common stock, series 1, par value $1.00 per share,

    . 1,000,000,000 shares of PCS common stock, series 2, par value $1.00 per share, and

    . 600,000,000 shares of PCS common stock, series 3, par value $1.00 per share.

   Our Class A common stock includes the following authorized shares:

    . 100,000,000 shares of Class A common stock, having no series designation, par value $0.50 per share, and

    . 100,000,000 shares of Class A common stock, series DT, par value $0.50 per share.

   In addition, we have 20,000,000 authorized shares of preferred stock, no par value. Of these shares, 3,050,095 have been designated and 246,861 have been issued. See "Description of Preferred Stock--Designated and Outstanding Preferred Stock." With respect to our undesignated shares of preferred stock, our board of directors may issue shares in one or more series, with the voting powers (full or limited or without voting power), designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions on those rights, as our board may fix and determine by resolution.

   The FON common stock, series 3, the PCS common stock, series 3, and the two series of Class A common stock are all shares of stock that are referred to collectively as Class A stock. Shares of Class A stock have been issued, and will be issued, only to France Telecom or Deutsche Telekom, or to certain majority owned subsidiaries of France Telecom and/or Deutsche Telekom. Following the completion of the secondary offering of all of the FON common stock owned by France Telecom and Deutsche Telekom, including the FON common stock underlying their shares of Class A common stock, on June 4, 2001, each share of Class A common stock entitles the holder to have one-half of a share of PCS common stock, series 3 issued to the holder. The issuance of the underlying shares of FON common stock, series 3 in the secondary offering did not change the number of outstanding shares of Class A common stock. Similarly, the issuance of the underlying shares of PCS common stock, series 3 will not change the number of outstanding shares of Class A common stock. Instead, the issuance of the underlying stock reduces the number of underlying shares that the holder is entitled to have issued, which in turn affects the per share dividend rights, voting rights and liquidation rights of the Class A common stock. In addition, the par value of the shares of Class A common stock is reduced by the aggregate par value of the underlying shares issued. For example, the par value of the Class A common stock was reduced to $0.50 per share from $2.50 per share as a result of the issuance of the underlying FON common stock.

   The FON common stock, series 1 and the PCS common stock, series 1 are both listed and traded on the New York Stock Exchange.

                  DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

   The terms of any series of convertible preferred stock will be set forth in a certificate of designation adopted by our board of directors. The applicable prospectus supplement will describe the material terms of the series of convertible preferred stock offered by that prospectus supplement. If we issue any series of convertible preferred stock, we will file the applicable certificate of designation as an exhibit to the registration statement and you should read the certificate of designation for provisions that may be important to you. In addition, our articles of incorporation and bylaws govern the rights of all of our stockholders generally. Our articles of incorporation and bylaws have been filed as exhibits to the registration statement and you should read our articles of incorporation and bylaws for provisions that may be important to you. You can obtain copies of any certificate of designation and our articles of incorporation and bylaws by following the directions described under the caption "Where You Can Find More Information."

General

   Under our articles of incorporation, our board of directors has the authority, without further stockholder action, to issue a maximum of 20,000,000 shares of preferred stock, or 16,949,905 shares of preferred stock in addition to the 3,050,095 shares of preferred stock already designated. See "--Designated and Outstanding Preferred Stock" below. Our board of directors has the authority to determine or fix the voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights of, and any qualifications, limitations or restrictions on, any series of convertible preferred stock, which we will describe in the applicable prospectus supplement. These powers, designations, preferences and rights may include the following:

    .  the number of shares and designation or title of the shares;

    .  dividend rights;

    .  any redemption dates, prices, rights, obligations and restrictions;

    .  the terms of any purchase, retirement or sinking fund;

    .  voting rights, if any;

    . the rights of the holders upon our dissolution or upon the distribution of our assets, including any liquidation preference; and

    . any other preferences, rights, limitations or restrictions of the series.

   The applicable prospectus supplement will also describe the terms and conditions of the conversion rights of the series of convertible preferred stock being offered by that prospectus supplement.

Designated and Outstanding Preferred Stock

   As of June 30, 2001, we had the following series of preferred stock designated and outstanding:

    . 95 shares of preferred stock-fifth series, no par value, designated and 95 shares outstanding;

    . 1,500,000 shares of preferred stock-sixth series, no par value, designated and no shares outstanding;

    . 300,000 shares of preferred stock-seventh series, convertible, no par value, designated and 246,766 shares outstanding; and

    . 1,250,000 shares of preferred stock-eighth series, no par value, designated and no shares outstanding.

                        DESCRIPTION OF PCS COMMON STOCK

   We have summarized the material terms of our PCS common stock below. Our articles of incorporation and bylaws have been filed as an exhibit to the registration statement and you should read our articles of incorporation and bylaws for provisions that may be important to you. You can obtain copies of our articles of incorporation and bylaws by following the directions described under the caption "Where You Can Find More Information."

Dividend Rights and Restrictions

   We will pay dividends on the PCS common stock when declared by our board of directors. We do not anticipate that our board will declare dividends on the PCS common stock in the foreseeable future.

   Our board may declare dividends on the FON common stock and not the PCS common stock, or it may declare dividends on the PCS common stock and not the FON common stock. If the board declares a dividend on one series of the PCS common stock, it must declare the same dividend on all three series of PCS common stock. In addition, it must declare an equivalent dividend on the PCS common stock underlying the outstanding Class A common stock.

   Dividends on the FON common stock, the PCS common stock and the Class A common stock may be declared only out of our net income or earned surplus. Net losses of either the PCS group or the FON group, and dividends and distributions on, or repurchases of, PCS common stock, FON common stock or Class A common stock, will reduce funds legally available for the payment of dividends on all three classes of common stock.

   The tracking stock policies adopted by our board of directors require that dividends on the PCS common stock, including the PCS common stock underlying the Class A common stock, may be paid only out of the lesser of

    . the funds of our company that are legally available for the payment of dividends and

    . the PCS group available dividend amount, which is similar to the amount of assets that would be available for the payment of dividends on the PCS common stock, including the PCS common stock underlying the Class A common stock, under the Kansas General Corporation Code if the PCS group were a separate company.

   Our board of directors may not declare a dividend or distribution consisting of shares of FON common stock on the PCS common stock. The board may only declare a dividend or distribution of shares of PCS common stock on the FON common stock if the shares to be issued represent an inter-group interest of the FON group in the PCS group.

   Before any dividends on the PCS common stock or any other class of our common stock may be paid or declared and set apart for payment, we must pay or declare and set apart for payment full cumulative dividends on all outstanding series of preferred stock.

   If we fail to purchase the preferred stock--fifth series upon tender by the holders, we are precluded from declaring or paying dividends on our PCS common stock or any other class of common stock until we have deposited the funds necessary for the purchase of the preferred stock-fifth series. If all of the shares of preferred stock-fifth series were tendered, the purchase price would be $9.5 million plus accrued dividends.

   Upon the issuance of a new series of preferred stock, our board may provide for dividend restrictions on the PCS common stock as to that series of preferred stock.

Voting Rights

   Votes Per Share. The holders of PCS common stock vote together with the holders of the FON common stock, Class A common stock and preferred stock as a single class on most matters. When all classes are voting as a single class, the holders have the following number of votes:

    . The holders of the FON common stock, series 1, the FON common stock, series 3 and the preferred stock--fifth series have one vote per share.

    . The holders of the PCS common stock, series 1 and PCS common stock, series 3 have a number of votes per share equal to the number obtained by dividing the average trading price of one share of PCS common stock, series 1 by the average trading price of one share of FON common stock, series 1, computed as of the tenth trading day before the record date for determining the stockholders entitled to vote. For these purposes, the average trading price is defined as the average closing price of the stock determined over the 20 trading days immediately preceding the date of determination. If the "ex-dividend" date for a dividend or distribution on either the PCS common stock, series 1 or the FON common stock, series 1 occurs during this 20 trading day period, or the effective date of any subdivision or combination of the PCS common stock, series 1 or FON common stock, series 1 occurs during this 20 trading day period, an appropriate adjustment is made to the closing prices used in the calculation. The vote per share of the PCS common stock, series 1 and PCS common stock, series 3 is expressed as a decimal fraction rounded to the nearest three decimal places. By way of example, if the average trading price of one share of PCS common stock, series 1 is determined to be $35 and the average trading price of one share of FON common stock, series 1 is determined to be $30, each share of PCS common stock, series 1 and PCS common stock, series 3 would have 1.167 votes.

    . The holders of the PCS common stock, series 2 have 1/10 of the vote per share that the holders of the PCS common stock, series 1 and the PCS common stock, series 3 have.

    . The holders of the preferred stock--seventh series have the number of votes per share equal to the aggregate number of votes of the shares of PCS common stock, series 1 or PCS common stock, series 2 into which a share of the preferred stock--seventh series may be converted. At June 30, 2001, each share of preferred stock--seventh series was convertible into 65.04784 shares of PCS common stock, series 1 or PCS common stock, series 2, depending on who held the share of preferred stock--seventh series.

    . The holders of shares of Class A common stock have the number of votes per share equal to the votes represented by the PCS common stock underlying each share of Class A common stock.

   On each matter to be voted on by the holders of the PCS common stock and Class A common stock voting together as a single class, the holders of shares of each series of PCS common stock are entitled to one vote per share. The holders of the Class A common stock are entitled to the vote per share represented by the shares or fraction of a share of PCS common stock, series 3 underlying each share of Class A common stock, assuming that the PCS common stock, series 3 has one vote per share.

   If the PCS common stock is entitled to vote on a matter as a separate class, each share will be entitled to one vote. If a particular series of PCS common stock, such as the PCS common stock, series 1, is voting as a separate series, each share will be entitled to one vote.

   Our articles of incorporation provide that the affirmative vote of the holders of a majority of the votes represented by the PCS common stock and Class A common stock voting together as a single class is required

    (1)to adopt any amendment to our articles of incorporation that would:

       . increase or decrease the number of authorized shares of PCS common stock;

       .  increase or decrease the par value of shares of PCS common stock;

       . change the powers, preference or special rights of the shares of PCS common stock so as to affect them adversely; and

    (2)to amend the provisions of our bylaws relating to the capital stock committee before November 23, 2002.

   The tracking stock policies adopted by our board of directors provide that the consent of the holders of a majority of the outstanding shares of PCS common stock, voting as a separate class, and the consent of the holders of a majority of the outstanding shares of FON common stock, voting as a separate class, is required to approve any acquisition by the FON group of more than 33% of the assets of the PCS group.

   Special Adjustment in Voting Power of the Class A Stock. If there is an increase in the per share vote of any of our voting securities due to the transfer of the voting securities and the increase occurs on or after the tenth trading day preceding a record date for purposes of determining the stockholders entitled to vote or to receive the payment of a dividend, then the per share vote of the Class A stock will be increased. The vote per share will be increased so that the percentage of the voting power represented by the shares of Class A stock held by each holder of Class A stock will not be diluted as a result of the increase in votes due to the transfer of voting securities until the day immediately following the date of the stockholders meeting or the date of the dividend payment. When PCS common stock, series 2 is transferred by a cable holder to a non-affiliate, it is automatically converted into PCS common stock, series 1, which has a higher per share vote.

   Special Voting Rights of the Preferred Stock. The preferred stock is entitled to vote as a class with respect to certain matters affecting preferences of the preferred stock or an increase in the authorized shares of the class.

   If we do not pay dividends or pay less than full cumulative dividends on the preferred stock--fifth series for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the preferred stock--fifth series have cumulated in an amount equal to full cumulative dividends on the preferred stock--fifth series for six quarterly dividend periods, the holders of the preferred stock--fifth series, acting alone, will be entitled to elect the smallest number constituting a majority of our directors then to be elected until all arrears in those dividends are paid or set aside for payment.

   The affirmative vote of two-thirds of the votes to which the holders of the outstanding shares of the preferred stock--seventh series are entitled is necessary for authorizing or effecting the amendment, alteration or repeal of any of the provisions of our articles of incorporation which would materially and adversely affect the voting powers, preferences, rights, powers or privileges, qualifications, limitations and restrictions of the preferred stock--seventh series.

   Classified Board; No Cumulative Voting. Our board of directors is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of the directors. Only one class is elected each year for a three-year term. The holders of all currently outstanding classes and series of stock are entitled to vote in the election of these directors. However, our board of directors could authorize a new series of preferred stock that does not have voting rights in the election of directors.

   Our stockholders are not entitled to cumulative voting rights in the election of directors.

Redemption of Common Stock

   Our articles of incorporation permit the redemption of shares of FON common stock, series 1, PCS common stock, series 1, PCS common stock, series 2 and, in certain circumstances, Class A stock held by aliens if necessary to comply with the foreign ownership limitations set forth in Section 310 of the Communications Act of

1934, as amended. The provisions permit FON common stock, series 1, PCS common stock, series 1 and PCS common stock, series 2 to be redeemed at a price equal to the fair market value of the shares, except that the redemption price in respect of shares purchased by any alien after November 21, 1995 and within one year of the redemption date would not, unless otherwise determined by our board, exceed the purchase price paid for those shares by the alien.

Conversion of PCS Common Stock at our Option

   At any time after November 23, 2001, our board of directors may convert each share of PCS common stock, series 1 into shares of FON common stock, series 1.

   If the conversion takes place before November 23, 2002, each share of PCS common stock, series 1 will convert into the number of shares of FON common stock, series 1 equal to 110% of the optional conversion ratio computed as of the fifth trading day before the date that notice of conversion is sent to holders of PCS common stock. The optional conversion ratio is the ratio of the average trading price of a share of PCS common stock, series 1 to the average trading price of a share of FON common stock, series 1. See the discussion of the vote per share of PCS common stock, series 1 under "--Voting Rights--Votes Per Share" above for a definition of the term "average trading price." We must compute the optional conversion ratio over a 60 trading day period if the 20-trading day period normally used to determine the average trading price is less than 90% of the ratio as determined over a 60-trading day period.

   If the conversion takes place on or after November 23, 2002, our board of directors will determine the conversion ratio, subject to the requirement that it must make independent determinations as to the fairness of the conversion ratio to the holders of the PCS common stock, taken as a separate class, and to the holders of the FON common stock, taken as a separate class.

   At the same time as the board converts the PCS common stock, series 1 into FON common stock, series 1, it must convert the PCS common stock, series 2 into FON common stock, series 2 and the PCS common stock, series 3 into FON common stock, series 3. In addition, the unissued shares of PCS common stock underlying the Class A common stock will convert into unissued shares of FON common stock on an equivalent basis.

Other Conversion Rights

   The PCS common stock, series 2 converts into PCS common stock, series 1 when it is transferred by a cable holder to a non-affiliate of the cable holders. The PCS common stock, series 2 also converts into PCS common stock, series 1 when the total number of votes represented by the outstanding shares of PCS common stock, series 2, calculated as though the PCS common stock, series 2 has the same vote as the PCS common stock, series 1, is below 1% of our outstanding voting power.

   The holders of the FON common stock, series 3 may at any time convert their shares of FON common stock, series 3 into shares of FON common stock, series 1 and the holders of the PCS common stock, series 3 may at any time convert their shares of PCS common stock, series 3 into shares of PCS common stock, series 1. This also applies to the shares of PCS common stock, series 3 that are issuable with respect to the Class A common stock.

Mandatory Dividend, Redemption or Conversion of PCS Common Stock

   If we dispose of all of the assets of the PCS group, or if we dispose of at least 80% of the assets of the PCS group on a then-current market value basis, we must use all of the net proceeds to pay a dividend on the PCS common stock or redeem all or a portion of the PCS common stock or we must convert the PCS common stock into FON common stock. There are certain exceptions to this rule; for example, we do not have to pay a dividend on the PCS common stock, redeem the PCS common stock or convert the PCS common stock into FON common stock when we receive in exchange for the assets primarily equity securities of an entity engaged, or proposing to engage, in a business similar or complementary to the business of the PCS group.

   If our board determines to convert the PCS common stock into FON common stock in these circumstances, we will convert each share of PCS common stock into a number of shares of FON common stock at a ratio equal to 110% of the average market value of one share of PCS common stock, series 1 to the average market value of one share of FON common stock, series 1 computed over a 10-trading day period beginning on the 16th trading day after the consummation of the disposition. The market value is defined as the average of the high and low reported sales prices regular way. Appropriate adjustments are made if an ex-dividend date or an effective date for a subdivision or combination of the relevant shares occurs during the measurement period.

   If our board determines to pay a dividend on the PCS common stock or redeem PCS common stock, we will distribute to holders of PCS common stock and to holders of Class A common stock, based on the PCS common stock underlying the Class A common stock, cash or securities, other than our common equity securities, or other property, or a combination of cash and securities and other property, equal to the fair value of the net proceeds after deducting amounts necessary to pay transaction costs, taxes on the disposition, liabilities of the PCS group, and any amount corresponding to any inter-group interest in the PCS group held by the FON group. If the payment of the dividend or redemption price occurs before November 23, 2001, the board may also convert each share of PCS common stock remaining outstanding into shares of FON common stock on the same basis as conversion of PCS common stock into FON common stock after November 23, 2001 and before November 23, 2002 described above under "--Conversion of PCS Common Stock at Our Option." The conversion of PCS common stock into FON common stock can occur under these circumstances only if the conversion date occurs before the first anniversary of the payment of the dividend or redemption price.

Redemption of PCS Common Stock in Exchange for Stock of a Subsidiary

   We may redeem all of the outstanding shares of PCS common stock in exchange for the outstanding shares of common stock of one or more wholly-owned subsidiaries that hold all of the assets and liabilities attributed to the PCS group if one of the following conditions is met:

    .  the redemption is tax free to the holders of PCS common stock; or

    . after deducting related taxes, holders of PCS common stock are in a position that is substantially equivalent economically to the position they would be in if the redemption were tax free.

Liquidation Rights

   In the event of the liquidation of Sprint, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of FON common stock, PCS common stock and Class A common stock will be entitled to share in the remaining assets of our company in accordance with the per share liquidation units attributable to each class or series of common stock. The holders of PCS common stock have no special claim to the assets attributed to the PCS group. The liquidation units attributable to each class of common stock are as follows:

    .  each share of FON common stock is attributed one liquidation unit;

    .  each share of PCS common stock is attributed 0.2046 liquidation units;
       and

    . each share of a series of Class A common stock is entitled to a number of liquidation units equal to the sum of the liquidation units associated with the unissued shares of PCS common stock underlying that series of Class A common stock at the time of the liquidation, divided by the aggregate number of outstanding shares of that series of Class A common stock.

   The number of liquidation units for each share of FON common stock and each share of PCS common stock will be adjusted for stock splits, reverse stock splits and other corporate events affecting the FON common stock or the PCS common stock.

Preemptive Rights

   No holder of PCS common stock or any other capital stock of our company is entitled to preemptive rights or subscription rights, other than pursuant to the rights issued pursuant to our rights agreement. At the time of the acquisition of their shares of PCS common stock, series 2, Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc. were given contractual rights to purchase additional shares of PCS common stock, series 2 under certain circumstances to enable them to maintain certain ownership levels.

Fully Paid

   The outstanding shares of PCS common stock are fully paid and nonassessable.

Transfer Agent And Registrar

   The transfer agent and registrar for PCS common stock and FON common stock is UMB Bank, n.a., Kansas City, Missouri.

Anti-Takeover Provisions

   The Kansas General Corporation Code and our articles of incorporation and bylaws contain provisions which could discourage or make more difficult a change in control of our company without the support of our board of directors. A summary of these provisions follows.

   Vote Required for Certain Business Combinations. Our articles of incorporation require that certain business combinations initiated by a beneficial owner of 10% or more of our voting stock must be approved by the holders of 80% of the outstanding voting stock.

   Restriction on Purchase of Equity Securities by Sprint. If the beneficial owner of 5% or more of a class of our equity securities has held any of the securities for less than two years, our articles of incorporation prohibit us from purchasing equity securities of the same class as the securities held for less than two years from the 5% security holder at a premium over market price unless we either:

    . obtain the approval of the holders of a majority of the voting power of our outstanding capital stock, excluding the shares held by the 5% security holder, or

    . make a tender or exchange offer to purchase securities of the same class on the same terms to all holders of those equity securities.

   The approval of stockholders is not required in connection with purchases, redemptions or other acquisitions by us of our capital stock held by France Telecom, Deutsche Telekom, certain of their designated subsidiaries or certain other qualified holders of the Class A stock pursuant to the investment agreements entered into with France Telecom and Deutsche Telekom or our articles of incorporation. The approval of stockholders is also not required in connection with purchases, redemptions, conversions or other acquisitions of PCS common stock from a holder of that stock pursuant to our articles of incorporation.

   Classified Board; Removal of Directors. In addition to providing for a classified board of directors, discussed above under "Voting Rights--Classified Board; No Cumulative Voting," our articles of incorporation provide that directors may be removed only for cause. Removal for cause requires the affirmative vote of the holders of a majority of the votes represented by the shares entitled to vote on the election of that director. The provisions for a classified board, together with the limitation on the removal of directors, makes it more difficult to remove directors.

   Notice Provisions Relating to Stockholder Proposals and Nominees. Our bylaws contain provisions requiring our stockholders to give advance written notice to us of a proposal or director nomination in order to have the proposal or the nominee considered at a meeting of stockholders. The notice must usually be given not less than 50 days and not more than 75 days before the meeting. Under our bylaws, our stockholders may require that a special meeting of stockholders be called only if the holders of a majority of the shares of stock issued and outstanding and entitled to vote request that the meeting be called.

   Rights Plan. Our board of directors has adopted a rights agreement. Pursuant to the terms of the rights agreement, rights are attached to the FON common stock, the PCS common stock and the Class A common stock. For a description of the FON group rights attached to the FON common stock, see Amendment No. 3 to our Registration Statement on Form 8-A relating to the FON group rights, filed with the SEC on August 4, 1999 and incorporated by reference into this prospectus. For a description of the PCS group rights attached to the PCS common stock, see Amendment No. 2 to our Registration Statement on Form 8-A relating to the PCS group rights, filed with the SEC on July 26, 1999 and incorporated by reference into this prospectus. See "Where You Can Find More Information."

   Business Combination Statute. Kansas has a Business Combination Statute that limits certain business combinations between Kansas corporations, like our company, and interested stockholders, who are certain persons beneficially owning a significant percentage of the voting stock of the corporation. However, business combinations with a stockholder who became an interested stockholder in a transaction approved by the corporation's board of directors are exempted from these provisions.

   Control Share Acquisition Statute. Kansas also has a Control Share Acquisition Statute that provides that persons who acquire beneficial ownership of the voting stock of a corporation in excess of certain thresholds lose the right to vote the shares acquired in the transaction resulting in the person exceeding one of the thresholds, unless the acquisition is approved by:

    .  a majority of the outstanding voting shares of the corporation, and

    . a majority of the outstanding voting shares of the corporation excluding the shares owned by the person making the acquisition, shares held by the officers of the corporation and shares held by directors of the corporation who are also employees of the corporation.

   The thresholds are 20%, 33 1/3% and 50% of the voting power. Shares acquired directly from the issuing corporation are not subject to the statute.

           DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. If we issue any stock purchase contracts or equity units, we will file the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption "Where You Can Find More Information."

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of PCS common stock, series 1, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts will require holders to secure their obligations under the stock purchase contracts. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

                             PLAN OF DISTRIBUTION

   We may sell any securities:

    .  through underwriters or dealers;

    .  through agents; or

    .  directly to one or more purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions:

    .  at a fixed price or prices, which may be changed from time to time;

    .  at market prices prevailing at the time of sale;

    .  at prices related to prevailing market prices; or

    .  at negotiated prices.

   For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

    .  the initial public offering price;

    .  the names of any underwriters, dealers or agents;

    .  the purchase price of the securities;

    .  our proceeds from the sale of the securities;

    . any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

    .  any discounts or concessions allowed or reallowed or repaid to dealers;
       and

    .  the securities exchanges on which the securities will be listed, if any.

   If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at or after the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

   If we use dealers in the sale, we will sell securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit an offer of these securities.

   Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

   We may authorize underwriters, dealers or agents to solicit offers from certain institutions where the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

   The securities, other than any PCS common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities (other than the PCS common stock) on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

                                 LEGAL MATTERS

   The validity of the convertible preferred stock and the PCS common stock, series 1 will be passed upon for us by Thomas A. Gerke, Vice President, Corporate Secretary and Associate General Counsel of our company. The validity of the debt securities, guarantees, convertible subordinated debt securities, stock purchase contracts and equity units will be passed upon for us by King & Spalding. As of June 30, 2001, Thomas A. Gerke beneficially owned approximately 16,100 shares of PCS common stock and 16,400 shares of FON common stock and had options to purchase in excess of 75,000 shares of PCS common stock and in excess of 135,000 shares of FON common stock.

                                    EXPERTS

   Ernst & Young LLP, our independent auditors, have audited Sprint Corporation's consolidated financial statements and schedule, as amended, and the combined financial statements, as amended, of the PCS group and the FON group included in Sprint Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and which, as to the year 1998 for our consolidated financial statements and for the combined financial statements of the PCS group, are based in part on the report of Deloitte & Touche LLP, independent auditors. These financial statements and schedule are incorporated by reference in reliance on the reports, given on the authority of such firms as experts in accounting and auditing.

   The consolidated financial statements of Sprint Spectrum Holdings Company, L.P. and subsidiaries and the related financial statement schedule for the year ended December 31, 1998 incorporated in this prospectus by reference from Sprint Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution*

SEC registration fee........  1,000,000
Printing expenses...........    100,000
Accounting fees and expenses    100,000
Legal fees and expenses.....    250,000
Blue sky fees and expenses..      5,000
Miscellaneous...............     45,000
                             ----------
   Total.................... $1,500,000
                             ==========

--------
* All expenses, other than the registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

   The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and our Articles of Incorporation and Bylaws.

   Under Section 17-6305 of the Kansas General Corporation Code, which we refer to as the Kansas Code, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Consistent with Section 17-6305 of the Kansas Code, Article IV, Section 10 of our Bylaws provides that we will indemnify our directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

   In accordance with Section 17-6002(b)(8) of the Kansas Code, our Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the Kansas Code (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

   Under Article IV, Section 10 of our Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not we would have the power to indemnify such persons against liability. We carry standard directors and officers liability coverage for our directors and officers and the directors and officers of our subsidiaries. Subject to certain limitations and exclusions, the policies reimburse us for liabilities indemnified under the Bylaws and indemnify the directors and officers against additional liabilities not indemnified under the Bylaws.

   We have entered into indemnification agreements with our directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of our company.

   Reference is made to the indemnity agreements contained in the Underwriting Agreement listed as Exhibit 1.1 to the Registration Statement.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit
Number
-------

  1.1*    -- Form of Underwriting Agreement.

  4.1     -- Articles of Incorporation of Sprint Corporation, as amended (incorporated by reference to Sprint
             Corporation's Amendment No. 3 to Form 8-A registering the PCS common stock, series 1 under the
             Exchange Act, dated and filed on April 18, 2001).

  4.2     -- Bylaws of Sprint Corporation, as amended (incorporated by reference to Sprint Corporation's
             Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

  4.3*    -- Form of Certificate of Designation, Preferences and Rights of Convertible Preferred Stock.

  4.4*    -- Form of Convertible Preferred Stock Certificate.

  4.5*    -- Form of Indenture for Convertible Subordinated Debt Securities.

  4.6     -- Indenture, dated as of October 1, 1998, between Sprint Corporation and Bank One, N.A., as Trustee
             (filed as Exhibit 4(a) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1998, and incorporated herein by reference), as supplemented by the First
             Supplemental Indenture, dated as of January 15, 1999, between Sprint Corporation and Bank One,
             N.A., as Trustee (filed as Exhibit 4(a) to Sprint Corporation's Current Report on Form 8-K dated
             February 2, 1999 and incorporated herein by reference).

  4.7     -- Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and
             Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation's Quarterly Report on Form
             10-Q for the quarter ended September 30, 1998, and incorporated herein by reference), as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint
             Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to
             Sprint Corporation's Current Report on Form 8-K dated February 2, 1999 and incorporated herein by reference).

  4.8*    -- Form of Convertible Subordinated Debt Security (included in Exhibit 4.5).

  4.9*    -- Form of Stock Purchase Contract.

 4.10*    -- Form of Equity Unit Certificates.

Exhibit
Number
-------

 4.11     -- Rights Agreement dated November 23, 1998 between Sprint Corporation and UMB Bank, n.a., as
             Rights Agent (filed as Exhibit 4.1 to Amendment No. l to Sprint Corporation's Registration
             Statement on Form 8-A relating to Sprint Corporation's PCS Group Rights, filed November 25,
             1998, and incorporated herein by reference).

 4.12     -- Tracking Stock Policies of Sprint Corporation (filed as Exhibit 4D to Post-Effective Amendment No.
             2 to Sprint Corporation's Registration Statement of Form S-3 (No. 33-58488) and incorporated herein by reference).
 4.13     -- Amended and Restated Standstill Agreement dated November 23, 1998, by and among Sprint
             Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4E to Post-Effective
             Amendment No. 2 to Sprint Corporation's Registration Statement on Form S-3 (No. 33-58488) and
             incorporated herein by reference) as amended by the Master Transfer Agreement dated January 21,
             2000 by and among France Telecom, Deutsche Telekom AG, NAB Nordamerika Beteiligungs
             Holding GmbH, Atlas Telecommunications, S.A., Sprint Corporation, Sprint Global Venture, Inc.,
             and the JV Entities set forth in Schedule II thereto (filed as Exhibit 2 to Sprint Corporation's Current
             Report on Form 8-K dated January 26, 2000 and incorporated herein by reference).

  5.1     -- Opinion of Thomas A. Gerke.

  5.2     -- Opinion of King & Spalding.

  8.1*    -- Opinion of King & Spalding.

 12.1     -- Computations of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends.

 23.1     -- Consent of Ernst & Young LLP.

 23.2     -- Consent of Deloitte & Touche LLP.

 23.3     -- Consent of Thomas A. Gerke (included as part of Exhibit 5.1).

 23.4     -- Consents of King & Spalding (included as part of Exhibits 5.2 and 8.1).

 25.1*    -- Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the convertible subordinated debt securities (unless we file an application of eligibility under Section 310 of the Trust indenture Act in accordance with Section 305(b)(2) of the Securities Act).

 25.2*    -- Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the Sprint
             Corporation Indenture and the Sprint Capital Corporation Indenture.

--------
* To be filed by amendment or incorporated by reference in the registration statement.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 18th day of July, 2001.

                                          SPRINT CORPORATION


                                          By: /S/ A.B. KRAUSE
                                             ---------------------------------
                                             Name:  A.B. Krause
                                             Title:   Executive Vice President
                                             and Chief Financial Officer

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute W.T. Esrey, R.T. LeMay, A.B. Krause and J.R. Devlin and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and any registration statement in connection with this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto (or such registration statement filed pursuant to Rule 462(b)).

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

    Signature                    Title                     Date
    ---------                    -----                     ----

 /S/ W.T. ESREY    Chairman of the Board and            July 18, 2001
-----------------   Chief Executive Officer
   W.T. Esrey       (Principal Executive Officer)

 /S/ A.B. KRAUSE   Executive Vice President--           July 18, 2001
-----------------   Chief Financial Officer
   A.B. Krause      (Principal Financial Officer)

 /S/ J.P. MEYER    Senior Vice President and Controller July 18, 2001
-----------------   (Principal Accounting Officer)
   J.P. Meyer

/S/ DUBOSE AUSLEY  Director                             July 18, 2001
-----------------
  DuBose Ausley

  /S/ WARREN L. BATTS   Director       July 18, 2001
-----------------------
    Warren L. Batts

/S/ I.O. HOCKADAY, JR.  Director       July 18, 2001
-----------------------
Irvine O. Hockaday, Jr.

  /S/ RONALD T. LEMAY   Director       July 18, 2001
-----------------------
    Ronald T. LeMay

   /S/ L.K. LORIMER     Director       July 18, 2001
-----------------------
  Linda Koch Lorimer

  /S/ CHARLES E. RICE   Director       July 18, 2001
-----------------------
    Charles E. Rice

  /S/ LOUIS W. SMITH    Director       July 18, 2001
-----------------------
    Louis W. Smith

  /S/ STEWART TURLEY    Director       July 18, 2001
-----------------------
    Stewart Turley

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas on the 18th day of July, 2001.

                                          SPRINT CAPITAL CORPORATION

                                          /S/ GENE M. BETTS
                                          By: _________________________________
                                                 G.M. Betts, Senior Vice
                                                 President

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Sprint Capital Corporation, hereby severally constitute G.M. Betts, T.A. Gerke, A.B. Krause and D.C. Piper and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and any registration statement in connection with this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Capital Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto (or such registration statement filed pursuant to Rule 462(b)).

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

              Name                     Title                   Date
        ----                           -----                   ----

         /S/ A.B. KRAUSE  President and Chief Executive    July 18, 2001
        -----------------   Officer and Director
           A.B. Krause      (Principal Executive Officer)

        /S/ GENE M. BETTS Senior Vice President and Chief  July 18, 2001
        -----------------   Financial Officer and Director
           G.M. Betts       (Principal Financial Officer)

         /S/ J.P. MEYER   Senior Vice President and        July 18, 2001
        -----------------   Controller (Principal
           J.P. Meyer       Accounting Officer)

          /S/ TOM GERKE   Director                         July 18, 2001
        -----------------
           T.A. Gerke